                                                                  EXHIBIT 10(kk)



                            ASSET PURCHASE AGREEMENT

                                     Between

                          UNITED LUBRICANTS CORPORATION

                                 (the "Company")

                                       and

                              ULC ACQUISITION CORP.

                                  ("Purchaser")

                                   Dated as of

                                January 23, 2002


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ARTICLE I             PURCHASE AND SALE OF ASSETS AND LIABILITIES................................................1

         1.1      Purchase and Sale..............................................................................1

         1.2      Assumption of Liabilities......................................................................3

         1.3      Adjustments....................................................................................4

ARTICLE II            CLOSING....................................................................................9

         2.1      Closing........................................................................................9

         2.2      Deliveries by the Company......................................................................9

         2.3      Deliveries by Purchaser.......................................................................10

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................10

         3.1      Organization, Etc.............................................................................10

         3.2      Authorization.................................................................................11

         3.3      No Violation..................................................................................11

         3.4      Financial Statements..........................................................................11

         3.5      No Undisclosed or Contingent Liabilities......................................................12

         3.6      Absence of Certain Changes....................................................................12

         3.7      Litigation, Orders............................................................................13

         3.8      Title to Property.............................................................................14

         3.9      Compliance with Law; Licenses.................................................................15

         3.10     Taxes.........................................................................................16

         3.11     Consents and Approvals........................................................................16

         3.12     Contracts and Commitments.....................................................................17

         3.13     Insurance.....................................................................................18

         3.14     Intellectual Property.........................................................................19

         3.15     Employee Benefit Plans........................................................................20

         3.16     Labor Matters.................................................................................21

         3.17     Environmental Protection......................................................................22

         3.18     Brokers or Finders............................................................................23

         3.19     Equipment.....................................................................................23

         3.20     Good Title Conveyed, Etc......................................................................23

         3.21     Personnel.....................................................................................23

         3.22     Accounts Receivable...........................................................................23
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         3.23     Compliance with Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws........24

         3.24     Bank Accounts.................................................................................25

         3.25     Inventory.....................................................................................25

         3.26     Full Disclosure...............................................................................25

         3.27     No Other Representations or Warranties........................................................25

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................26

         4.1      Organization, Etc.............................................................................26

         4.2      Authorization.................................................................................26

         4.3      No Violation..................................................................................26

         4.4      Consents and Approvals........................................................................26

         4.5      Ability to Fund Purchase Price................................................................27

         4.6      Unocal Agreement..............................................................................27

ARTICLE V             OTHER OBLIGATIONS OF THE COMPANY AND PURCHASER............................................27

         5.1      Consummation of Agreement.....................................................................27

         5.2      Supplemental Disclosure.......................................................................27

         5.3      Conduct of Business...........................................................................27

         5.4      Confidentiality...............................................................................28

         5.5      Negative Covenants............................................................................29

         5.6      Covenant Not to Compete.......................................................................29

         5.7      Cooperation...................................................................................30

         5.8      Public Announcements..........................................................................30

         5.9      Employee Matters..............................................................................31

         5.10     Effect of Due Diligence.......................................................................32

         5.11     Use of the United Lubricants Name.............................................................32

         5.12     Ashland Rights................................................................................32

         5.13     Environmental Reports.........................................................................33

ARTICLE VI            SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..............................................33

         6.1      Survival of Representations...................................................................33

         6.2      Indemnification...............................................................................33

         6.3      Conditions of Indemnification.................................................................34

         6.4      Additional Conditions of Indemnification for Matters Arising Out of Environmental
                  Matters Referred to in Section 3.17...........................................................35
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ARTICLE VII           CONDITIONS TO OBLIGATIONS OF PURCHASER....................................................36

         7.1      Representations and Warranties................................................................37

         7.2      Performance...................................................................................37

         7.3      No Proceeding or Litigation...................................................................37

         7.4      No Injunction.................................................................................37

         7.5      Personal Guarantee of the Company's Stockholder...............................................37

         7.6      Officer's Certificate.........................................................................37

         7.7      Secretary's Certificate.......................................................................37

         7.8      Opinion of the Company's Counsel..............................................................37

         7.9      Documents.....................................................................................37

         7.10     Consents and Approvals........................................................................38

         7.11     Real Estate Purchase Agreement................................................................38

         7.12     Environmental Due Diligence...................................................................38

         7.13     Employees.....................................................................................38

         7.14     Key Customers.................................................................................38

         7.15     No Material Adverse Change....................................................................38

ARTICLE VIII          CONDITIONS TO OBLIGATIONS OF THE COMPANY..................................................39

         8.1      Representations and Warranties................................................................39

         8.2      Performance...................................................................................39

         8.3      No Proceeding or Litigation...................................................................39

         8.4      No Injunction.................................................................................39

         8.5      Officer's Certificate.........................................................................39

         8.6      Secretary's Certificate.......................................................................39

         8.7      Documents.....................................................................................39

         8.8      Consents and Approvals........................................................................39

         8.9      Real Estate Purchase Agreement................................................................40

ARTICLE IX            TERMINATION OF AGREEMENT..................................................................40

         9.1      Mutual Agreement..............................................................................40

         9.2      Termination of Real Estate Purchase Agreement.................................................40

         9.3      Failure of Conditions.........................................................................40

         9.4      Effect of Termination.........................................................................40

         9.5      Procedure Upon Termination....................................................................40
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ARTICLE X             MISCELLANEOUS.............................................................................41

         10.1     Expenses......................................................................................41

         10.2     Further Assurances............................................................................41

         10.3     Parties in Interest...........................................................................41

         10.4     Entire Agreement, Amendments and Waiver.......................................................41
         10.5     Interpretation................................................................................41

         10.6     Notices.......................................................................................41

         10.7     Submission of Agreement.......................................................................42

         10.8     Governing Law.................................................................................42

         10.9     Submission to Jurisdiction; Waivers...........................................................42

         10.10    Third Parties.................................................................................43

         10.11    Severability..................................................................................43

         10.12    Counterparts..................................................................................43

ARTICLE XI            DEFINED TERMS.............................................................................43

         11.1     Location of Certain Defined Terms.............................................................43

         11.2     Other Defined Terms...........................................................................45

Exhibit A    -    Bill of Sale
Exhibit B    -    Assumption Agreement
Exhibit C    -    Personal Guarantees of Company Stockholder and Spouse
Exhibit D    -    Opinion of Klehr Harrison Harvey Branzburg & Ellers LLP
Exhibit E    -    Domain Name Assignment
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                                      -iv-

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 23, 2002, between United Lubricants Corporation, a Delaware corporation (the "Company") and ULC Acquisition Corp., a Delaware corporation (the "Purchaser").

                                    Recitals

         WHEREAS, the Company is in the business of manufacturing and distributing specialty lubricant products and fluid management services for the ferrous and non-ferrous metals industry (the "Business");

         WHEREAS, Purchaser desires to acquire from the Company, and the Company desires to sell to Purchaser, the assets and liabilities of the Company described herein for cash.

         Accordingly, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                   PURCHASE AND SALE OF ASSETS AND LIABILITIES

1.1  Purchase and Sale.
     ------------------


     (a) Subject to the terms and conditions set forth herein, on the Closing Date (as defined below), the Company shall transfer and sell to Purchaser all of the Company's right, title, and interest in and to its assets, tangible and intangible, and wherever situated (the "Assets"), in each case free and clear of all liabilities, obligations, claims, liens and other Encumbrances, whether absolute, accrued, contingent or otherwise, except those expressly assumed by Purchaser as provided in Section 1.2, for a purchase price of Twelve Million Nine Hundred Fifty Thousand Dollars ($12,950,000) less the gross amount of ULC Rolmex Receivables at Closing (the "Purchase Price"), subject to adjustment as set forth in this Article I; provided that Purchaser shall not acquire or assume any Excluded Assets or Excluded Liabilities.

     (b) Enumeration of Assets. The Assets include all assets of the Company,
         ---------------------
except for the Excluded Assets. The Assets include, without limitation, the following items:

         (i) All inventory, including, without limitation, raw materials, work in process, finished goods, service parts and spare parts, and production, maintenance and office supplies (collectively, the "Inventory") and all furniture, fixtures, improvements, equipment (including office equipment), machinery, parts, computer hardware, tools, vehicles and all other tangible personal property (collectively, the "Personal Property");

         (ii) All accounts and notes receivable billed or unbilled, negotiable instruments and chattel paper due from Productos Quimicos Monclova, S.A. Col. Del Valle Ave or Productos Rolmex S.A. de C.V./Monterrey as of the Closing Date, including all accrued interest thereon (collectively, the "ULC Rolmex Receivables");

         (iii) All accounts and notes receivable (other than ULC Rolmex Receivables), billed or unbilled, negotiable instruments and chattel paper (the "Accounts Receivable");

         (iv) All real property and interests therein (the "Real Property"), specifically including leasehold interests, if any, owned or leased by the Company or United Lubricants Realty, L.P. ("ULR");

         (v) Subject to Section 5.12, all claims and rights (and benefits arising therefrom) relating to the Assets with or against all Persons whomsoever, including, without limitation, all rights under the Real Estate Purchase Agreement between Ashland, Inc. and the Company, executed March 1998 as it relates to the Real Property (the "Ashland Agreement"), all rights against suppliers under warranties covering any of the Inventory or Personal Property and all Permits, to the extent they are legally transferable by the Company;

         (vi) All intellectual property, owned, used or held for use by or licensed or granted to the Company, including, without limitation, content on, and Internet addresses and URLs of, any Internet site which the Company maintains and all other Internet and related web assets; the names and works and related goodwill associated with the name "United Lubricants", and all goodwill associated with any other intellectual property of the Company; patents, patent applications, patent disclosures and improvements thereto, all reissuances, continuances, continuations-in-part, revisions, extensions and re-examinations thereof and shop rights; trademarks, service marks, trade dress, logos, trade names and corporate names (including without limitation all brand names and trade styles), and registrations and applications for registration thereof and all rights related thereto, including all good will; copyrights and registrations and applications for registration thereof; computer software, data and documentation; trade secrets and confidential business information (including but not limited to ideas, know-how, inventions, formulae, drawings, specifications, manuals, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) and all other proprietary information; license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing (collectively, the "Intellectual Property");

         (vii) All sales orders, sales contracts, quotations and bids;

         (viii) All contracts and agreements used in or related to the Business;

         (ix) All Books and Records;

         (x) All Bank Accounts (excluding any cash and cash equivalents contained therein as of the Closing);

         (xi) All rights under insurance policies applicable to the Business;
and

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         (xii) Subject to proration as described in Section 1.3(d), all prepaid expenses, all advances made by the Company and all other prepaid items, credits and discounts for or toward the purchase of goods, services and Inventory relating to the Business which have not as of the Closing Date been received in full by the Business (collectively, the "Prepaids").

     (c) Notwithstanding Sections 1.1(a) and 1.1(b), the Assets shall not include, and Purchaser shall not purchase or assume, any cash, security deposits, letters of credit (including any related collateral), marketable securities, or any Benefit Plan, the assets thereof or any of the other assets listed in Section 1.1(c) of the Disclosure Schedule hereto (the "Excluded Assets").

     (d) The transfer and sale of the Assets shall be effected by delivery by the Company to Purchaser at the Closing (as defined below) of the following:

         (i) a bill of sale in substantially the form of Exhibit A hereto (the "Bill of Sale");

         (ii) assignments with respect to all patents, trademarks, trade or service names and marks, assumed names and copyrights and all applications therefor in which the Company has any interest, all in recordable form (each, an "Assignment", and collectively, the "Assignments");

         (iii) the documents, deeds and other deliveries called for in the Agreement of Sale by and between Purchaser and ULR dated as of the date of this Agreement (the "Real Estate Purchase Agreement"); and

         (iv) such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Purchaser good and valid title to the Assets (collectively, the "Other Instruments" and together with the assignment, Bill of Sale and the Real Estate Purchase Agreement, the "Ancillary Agreements"), free and clear of all liabilities, obligations, claims, liens and other Encumbrances (whether absolute, accrued, contingent or otherwise), except the Assumed Liabilities.

     1.2 Assumption of Liabilities. Subject to the terms and conditions of this
         -------------------------
Agreement, at the Closing, Purchaser shall assume and agree to perform, pay or discharge (a) those specifically identified liabilities and obligations of the Company to the extent set forth on the proforma combined balance sheet (the "Balance Sheet") of the Company and ULR dated May 31, 2001 set forth in Section 1.2(a) of the Disclosure Schedule (the "Balance Sheet Date") which have not been discharged as of the Closing (the Balance Sheet), (b) those current liabilities and obligations incurred from the Balance Sheet Date to the Closing Date in the Ordinary Course of Business which have not been discharged at Closing, (c) all of the Company's liabilities and obligations arising following the Closing Date pursuant to those leases, contracts, agreements and instruments set forth on
Section 1.2(b) of the Disclosure Schedule, and (d) all of the Company's liabilities and obligations arising following the Closing Date under the Ashland Agreement (except to the extent that a Purchaser Indemnified Party has a valid claim for indemnification against the Company for the matter for which the Company's liability thereunder arises), except in each case for liabilities and obligations to the extent attributable to

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the Company's default or delinquency thereunder (collectively, the "Assumed
Liabilities"), pursuant to the Assumption Agreement, substantially in the form of Exhibit B hereto (the "Assumption Agreement"); provided that, (a) the Purchaser shall only assume those liabilities and obligations which are specifically set forth on the Closing Statement prepared pursuant to Section 1.3, or which are otherwise Assumed Liabilities and are of a nature that they cannot be reflected on a balance sheet prepared in accordance with GAAP (as defined below) and (b) the Assumed Liabilities shall not in any event exceed $3,500,000 in the aggregate. Except as expressly provided in this Agreement, Purchaser shall not assume or be responsible for any Excluded Liabilities (as defined in Section 11.2 hereof). Following the Closing, the Company shall timely perform, pay or discharge all liabilities and obligations relating to the Business, other than the Assumed Liabilities, that arose or relate to events occurring prior to the Closing.

    1.3  Adjustments.
         ------------

         (a)  Purchase Price Adjustment.


         (i) At least three (3) Business Days before the Closing Date, the Company shall prepare or cause to be prepared, in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied and those principles identified on Section 1.3(a) of the Disclosure Schedule, its good faith estimate of Working Capital. Purchaser shall review the preliminary Working Capital calculation, and shall either approve it or Purchaser and the Company shall work in good faith to reach agreement thereon in accordance with the terms of this Agreement, and those principles identified on Section 1.3(a) of the Disclosure Schedule. At the Closing, Purchaser shall pay to the Company the Purchase Price, plus (or minus) the amount by which such good faith estimate of Working Capital exceeds (or is less than) $1,853,000 (such payment, the "Closing Payment").

         (ii) Within 100 days following the Closing Date, Purchaser shall deliver to the Company a final draft of a balance sheet presentation of the Assets and Assumed Liabilities and calculation of Working Capital as of the Effective Time, prepared in accordance with GAAP, consistently applied, and those principles identified on Section 1.3(a) of the Disclosure Schedule (the "Closing Statement"). In preparing the Closing Statement, the amount attributed to Accounts Receivable for purposes of calculating Working Capital shall not exceed the amount of Accounts Receivable included in the Assets and actually collected by Purchaser during the 90-day period following the Closing Date pursuant to Section 1.3(a)(vi) below. If the Company does not give Purchaser notice of the Company's objection to the Closing Statement (such notice must contain a statement of the basis of the Company's objection, to the extent known as of the time of the notice), within 30 days of receipt of the Closing Statement, then the Closing Statement (including the Working Capital calculation and amount of uncollected Accounts Receivable set forth therein) shall be final for purposes of this Agreement.

         (iii) If the Company shall have any objections to the Closing Statement or to any aspect thereof, Purchaser and the Company shall attempt in good faith to reach an agreement as to the matter in dispute. If Purchaser and the Company shall have failed to resolve such disputed matter within ten (10) Business Days after receipt of notice of such objection (or such longer period as mutually agreed by Purchaser and the Company) and all such disputed matters would involve more than $10,000, then any such disputed matter may, at the instance of

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Purchaser or the Company be submitted to and determined by a nationally recognized accounting firm that is independent from Purchaser and the Company and is reasonably acceptable to Purchaser and the Company (the "Independent Accounting Firm"). If the Purchaser and the Company cannot resolve all such disputed matters within ten (10) Business Days after receipt of notice of such objection (or such longer period as mutually agreed by Purchaser and the Company), and resolution of such disputed matters would not involve the payment of more than $10,000, then the Closing Statement shall be deemed to be accepted by each of the Company and Purchaser and shall be final, binding and conclusive on all parties hereto. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such accountants based upon the extent to which Purchaser or the Company are determined by such accountants to be the prevailing party (as further clarified and detailed, if necessary, in the engagement letter with the accountants). Purchaser and the Company each agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm will be made as promptly as practicable, provided that Purchaser and the Company shall request that the Independent Accounting Firm render its determination within sixty (60) days after submission of the disputed amounts for resolution by the Independent Accounting Firm. The definitive Closing Statement and calculation of Working Capital (the "Certified Statement") after resolution of any disputes pursuant to this Section 1.3(b), shall be verified by the Independent Accounting Firm as in accordance with the requirements of this Section 1.3 and shall be final, binding and conclusive on all parties hereto.

         (iv) On or before the third Business Day following the final determination of the Certified Statement, Purchaser or the Company, as the case may be, shall pay to the other party an amount such that following such payment, and taking into account the payments made on the Closing Date, Purchaser shall have paid to the Company the Purchase Price, plus (or minus) 100% of the amount by which the amount of Working Capital set forth on the Certified Statement exceeds (or is less than) $1,853,000. Payments shall be paid in immediately available funds by wire transfer to such account as designated in writing by the party receiving payment.

         (v) In the event that Purchaser and the Company agree that, based on the calculation of Working Capital, a payment will ultimately be required to be made pursuant to this Section 1.3(a) by the Company to Purchaser or by Purchaser to the Company, but the parties disagree regarding the magnitude of such payment, the amount of such payment which the parties do not dispute shall be paid promptly.

         (vi) Purchaser shall use reasonable commercial efforts to collect each Account Receivable included in the Assets, including disputed receivables, for a period of ninety (90) days after the Closing Date. Purchaser shall use the same efforts to collect such Accounts Receivable that Quaker Chemical Corporation normally uses to collect its own accounts receivable and shall not direct any of its customers to pay its receivables in preference to the Accounts Receivable; provided, however, that Purchaser shall be under no obligation to threaten or to institute any law suit or collection proceedings against any account debtor and Purchaser shall not be obligated to bear any expenses as a result of such collection activities other than the normal expenses of operating Purchaser's accounts receivable department. The Company shall cooperate with Purchaser in its collection efforts, including supplying such information and documents in its possession as are reasonably required. Subsequent to Closing and until that date which is ninety (90) days after the Closing Date, Purchaser shall provide the Company with a report within fifteen
(15) days after the end of each calendar month setting forth the amount collected from each customer included in the Accounts Receivable during the prior month. On the next Business Day beginning at least 91 days after the Closing Date, Purchaser shall assign to the Company all of its right, title and interest in and to any Accounts Receivable (and proceeds thereof) not included in the calculation of Working Capital pursuant to Section 1.3(a)(ii). Any proceeds received thereafter with respect to such assigned receivables shall be the property of the Company. Purchaser shall take all actions reasonably requested by the Company to cooperate with the Company in the collection of the Accounts Receivable assigned to the Company. Unless otherwise directed by the customer or reasonably apparent on the face of the payment (from the amount paid or otherwise), for purposes of this Section 1.3(a), proceeds received with respect to any account or note receivable due from a particular customer shall be applied to reduce such customer's receivables in the order of their origination.

         (b) Collection and Remittance of Rolmex Receivables.
             -----------------------------------------------

         (i) Beginning upon the Closing Date, and for eighteen (18) months thereafter (such period, the "Rolmex Term"), Purchaser shall use commercially reasonable efforts in good faith (i) to retain and maintain the Business' business relationship with each of Productos Quimicos Monclava S.A. Col. Del Valle Ave and Productos Rolmex S.A. de C.V./Monterrey (collectively, "Rolmex") and (ii) to collect the ULC Rolmex Receivables and any other receivables generated after the Closing owed to the Purchaser by Rolmex (together with the ULC Rolmex Receivables, the "Rolmex Receivables"). During the Rolmex Term, Purchaser shall not impose payment terms on Rolmex requiring payment of Rolmex Receivables less than 90 days after the invoice date, and Purchaser shall use commercially reasonable efforts, and the Company shall reasonably cooperate with Purchaser, to extend Purchaser's contractual relationship with Rolmex until at least September, 2003. Subject to Section 1.3(b)(vi), Purchaser shall remit to the Company one-half (1/2) of the net amount of all collections of the Rolmex Receivables attributable to the principal amount of the invoice(s) being paid, and a portion (calculated as set forth below) of the net amount of the interest on Rolmex Receivables collected from Rolmex. For purposes of this Agreement, the term "net amount", when applied to the collection of the principal amount of or interest on Rolmex Receivables, shall mean the amount collected, less the out of pocket costs and expenses reasonably incurred in connection therewith. The portion of the net amount of the interest to be remitted to the Company on account of any interest payment received from Rolmex shall equal the amount of interest paid, multiplied by the product of (A) the ULC Rolmex Receivables outstanding for more than 60 days as of the date of receipt, divided by (B) all Rolmex Receivables outstanding for more than 60 days as of the date of receipt (less, in each case, ULC Rolmex Receivables disputed by Rolmex). All payments from the Purchaser to the Company based on the collection of principal or interest on Rolmex Receivables shall be made on or before the 15th day after the date on which the funds received by the Purchaser from Rolmex become available to the Purchaser.

         (ii) So long as Purchaser has continuing obligations to remit to the Company amounts collected in respect of the Rolmex Receivables, Purchaser shall provide the

Company with a report on or before the 15th day of each month, describing the dollar amount of sales billed to Rolmex and the amount of cash collected from Rolmex during the prior month.

         (iii) If, at any time during the period that Purchaser has continuing obligations to remit to the Company amounts collected in respect of the Rolmex Receivables, Rolmex (A) applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for Rolmex or any of its property or (B) in the absence of such application, consents or acquiesces to the appointment of, a trustee, receiver or other custodian for Rolmex or for a substantial part of its property, which is not discharged within sixty (60) days, or (C) commences, or has commenced against it, any bankruptcy, reorganization, liquidation, dissolution or other case and proceeding under any bankruptcy or insolvency law and, if such case or proceeding is not commenced by Rolmex, it is consented to or acquiesced in by Rolmex or remains undismissed for sixty (60) days, or (D) shall generally not, or shall admit in writing its inability to, pay its debts as they generally become due, and Purchaser pursues legal action or other remedy against Rolmex seeking payment for Rolmex Receivables, then, subject to Section 1.3(b)(vi), Purchaser shall remit to the Company one-half of all net amounts so collected from Rolmex pursuant to such action.

         (iv) If the Company shall have any objections to the amounts paid to it by Purchaser pursuant to Section 1.3(b), then Purchaser and the Company shall attempt in good faith to reach an agreement as to the matter in dispute. If Purchaser and the Company shall have failed to resolve such disputed matter within ten (10) Business Days after receipt of notice of such objection (or such longer period as mutually agreed by Purchaser and the Company), then any such disputed matter may be resolved by an Independent Accounting Firm selected in the same manner as set forth in Section 1.3(a)(iii) hereof. Purchaser and the Company each agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm will be made as promptly as practicable, provided that Purchaser and the Company shall request that the Independent Accounting Firm render its determination within thirty (30) days after submission of the dispute for resolution by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such accountant based upon the extent to which Purchaser or the Company are determined by such accountants to be the prevailing party. Upon resolution of the dispute pursuant to this Section 1.3(b), the Independent Accounting Firm shall issue a statement of the remittance owed by Purchaser to the Company, if any, which statement shall be final, binding and conclusive on all parties hereto.

         (v) If at any time during the period that Purchaser has continuing obligations to remit to the Company amounts collected in respect of the Rolmex Receivables, Purchaser decides to permanently cease all efforts to collect the then outstanding Rolmex Receivables, Purchaser shall notify the Company in writing and shall offer to assign such outstanding Rolmex Receivables to the Company. If the Company accepts the assignment of the outstanding Rolmex Receivables, the Company shall use commercially reasonable efforts to collect such receivables and interest thereon, and within 15 days after the date on which the funds received by the Company from Rolmex become available to the Company, the Company shall remit to Purchaser a portion of the net amount of collections determined in accordance with Section 1.3(b)(vii) below.

         (vi) Notwithstanding anything to the contrary contained herein, in no event shall the amounts received by the Company on account of Rolmex Receivables exceed the original principal amount of the ULC Rolmex Receivables, less the principal amount of the ULC Rolmex Receivables disputed by Rolmex and one-half of the out of pocket costs and expenses reasonably incurred in pursuing and collecting Rolmex Receivables and interest thereon, plus amounts, if any, paid to Company as interest in accordance with the terms of Section 1.3(b)(i), above.

         (vii) In the event that (i) Purchaser has ceased doing business with Rolmex for any reason, (ii) the Company is still entitled to receive payments under this Section 1.3(b), (iii) Purchaser does not reasonably expect to resume doing business with Rolmex within twelve (12) months from such date, and (iv) as of such date, the percentage of the total amount of the Rolmex Receivables (which amount shall include all cash collected after the Closing Date from Rolmex plus the then outstanding Rolmex Receivables as of the date on which Purchaser ceases doing business with Rolmex) that is represented by ULC Rolmex Receivables (the "ULC Percentage") is greater than 50, then Purchaser and the Company shall apportion the net amount of cash collected so that the Company receives the ULC Percentage of such net collections. Upon determination of the ULC Percentage, Purchaser shall remit to the Company the amount necessary for the net amount of cash collected as of such date to be so apportioned. Thereafter, any additional net amounts collected from Rolmex (by either party) in respect of Rolmex Receivables shall be apportioned according to the ULC Percentage.

     (c) Allocation of Purchase Price. The amounts payable hereunder shall be allocated among the Assets as specified on Section 1.3(c) of the Disclosure Schedule. Within 100 days following the Closing Date, Purchaser shall prepare and submit to the Company Internal Revenue Form 8594 (relating to purchase price allocation), prepared in accordance with such allocation. Subject to the provisions of Section 1.3(a)(iii) and 1.3(b)(iv), the Company and Purchaser shall prepare their respective federal, state and local tax returns and reports employing the allocation made pursuant to this Section 1.3(c), and shall not take a position in any tax proceeding or audit or otherwise that is inconsistent with such allocation; provided that nothing contained herein shall require the Company or Purchaser to contest, beyond the exhaustion of its administrative remedies before any taxing authority or agency, and the Company and Purchaser shall not be required to litigate before any court, including, without limitation, the United States Tax Court, any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation. The Company and Purchaser shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any tax authority or agency that challenges such allocation.

     (d) Credits and Prorations. The Company and Purchaser shall prorate all Prepaids, including any payments due under any lease (and all other similar customary adjustments, Taxes and assessments levied against the Real Property as of the Effective Time). With respect to any amounts (including Taxes) that have not yet been billed or otherwise determined, the Company and Purchaser shall prorate such amounts based on the most recent ascertainable bill, based on when such Taxes, Prepaids and assessments are due and payable. Such prorations shall be included in the preparation of the Closing Statement, to the extent assumed by Purchaser.

                                   ARTICLE II

                                     CLOSING
                                     -------

     2.1 Closing. The closing of the transactions contemplated by this Agreement
         -------
(the "Closing") shall take place at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 260 South Broad Street, Philadelphia, Pennsylvania, at 10:00 A.M., on the second Business Day after all of the conditions to Closing have been waived or satisfied or such other time and date as Purchaser and the Company may agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall be effective as of the Effective Time.

     2.2 Deliveries by the Company.
         -------------------------

         (a) At the Closing, the Company shall deliver to or at the direction of Purchaser the following:

         (i) the Bill of Sale;

         (ii) the Assignments and Other Instruments;

         (iii) the officer's certificate referred to in Section 7.6;

         (iv) the secretary's certificate referred to in Section 7.7;

         (v) the documents, deeds and other deliveries called for in the Real Estate Purchase Agreement;

         (vi) the opinion of counsel referred to in Section 7.8;

         (vii) executed counterparts of any consents and approvals referred to in Section 7.10;

         (viii) all documents containing or relating to Intellectual Property to be transferred and sold to Purchaser pursuant to this Agreement;

         (ix) all originals and copies of books and records on any media whatsoever (including all computerized records and other computerized storage media and the software used in connection therewith) (collectively, "Books and Records"), including all Books and Records relating to the purchase of materials, supplies and services for the Company, customer lists, dealings with customers and distributors of the Company, and employees of the Company that Purchaser determines to hire, provided that the Company may retain one copy of each item of Books and Records; and

         (x) all other previously undelivered documents, instruments and writings required to be delivered by the Company to Purchaser at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested by Purchaser in connection herewith.

     (b) At the Closing, the Company's sole stockholder, Alan Berg ("Mr. Berg"), and Mr. Berg's spouse shall each deliver his and her personal guarantee (together, the

"Guarantee") of the Company's indemnification obligations pursuant to this Agreement, in the form of Exhibit "C" hereto.

     2.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the
         -----------------------
Company the following:


         (a) the Closing Payment and other amounts payable at Closing, by wire transfer of immediately available funds into an account specified by the Company at least three (3) Business Days prior to the Closing;

         (b) the Assumption Agreement;

         (c) the officer's certificate referred to in Section 8.5;

         (d) the secretary's certificate referred to in Section 8.6; and

         (e) all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to the Company at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested by the Company in connection herewith.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     Except as set forth in the Disclosure Schedules delivered by the Company to Purchaser prior to the execution of this Agreement (the "Disclosure Schedule") (each section of which qualifies only the correspondingly numbered representation and warranty and only to the extent specified therein), the Company represents and warrants to Purchaser as follows:

     3.1 Organization, Etc.
         -----------------

         (a) The Company is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company has the power and authority to conduct its business as it is currently being conducted and to own and lease the property and assets that it now owns and leases. The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The copies of the Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") of the Company, as previously delivered to Purchaser by the Company, are complete and correct copies of such instruments as currently in effect. All of the issued and outstanding shares of capital stock, and other equity or similar interests in the Company are owned of record and beneficially by Mr. Berg. No Person has any preemptive or other similar right with respect to any such equity interests or other securities. There are no offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company, or obligating the Company or any other Person to purchase or redeem any such equity interests or other securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest, in any corporation, partnership, joint venture or other business association or entity.

     3.2 Authorization. The Company has all power and authority necessary to
         -------------
execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (except, in each case, for the Real Estate Purchase Agreement and any other Ancillary Agreements which, by their terms, are executed and delivered by an Affiliate of the Company, in which case such Affiliate has all power and authority necessary to execute, deliver and act under such agreements or instruments). The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company and Mr. Berg or by ULR, as the case may be. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company or ULR, as the case may be, and constitute valid and binding obligations of the Company, enforceable against the Company or ULR, as the case may be, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 No Violation. Neither the execution or delivery of this Agreement or
         ------------
any agreement or instrument contemplated hereby by the Company or ULR, nor the performance by the Company or ULR of the transactions contemplated hereby or thereby violates, conflicts with, or constitutes a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation pursuant to, or results in the creation or imposition of any security interest, lien, charge or other Encumbrance upon any of the property or assets of the Company or any of the Real Property under (a) the Certificate of Incorporation or the Bylaws or limited partnership agreement or certificate of limited partnership of ULR or (b) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation, or (c) any material, note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character applicable to the Company or ULR or their properties or assets.

     3.4 Financial Statements. The Company has delivered to Purchaser (i)
         --------------------
audited balance sheets of the Company at December 31, 1999 and December 31, 2000, together with audited statements of income and cash flows for each of the years then ended, in each case, together with the reports thereon of Deloitte & Touche, LLP, independent certified public accountants, (the "Financial Statements") and (ii) the unaudited balance sheet, of the Company as of May 31, 2001 together with unaudited statements of income and cash flows for the five months ended on the Balance Sheet Date. All such financial statements (including the notes thereto) were prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition and results of operations and changes in cash flows of the Company as of the respective dates or for the periods referred to therein, all in accordance with GAAP consistently applied. All of the Books and Records and the financial statements of the Company referred to in this Agreement have been prepared from and are in accordance with the accounting records of the Company, and reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the financial statements delivered to Purchaser, or as set forth on Section 3.4 of the Disclosure Schedule. The Company has delivered to Purchaser correct and complete copies of all reports and correspondences from the Company's auditors to the Company's Board of Directors or any committee thereof since the beginning of the periods covered by the Financial Statements.

     3.5 No Undisclosed or Contingent Liabilities. Except as set forth on
         ----------------------------------------
Section 3.5 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are not fully reflected on the Balance Sheet, except for (i) current liabilities and obligations incurred in the Ordinary Course of Business since the date thereof, and (ii) liabilities and obligations arising from this Agreement and transaction expenses incurred in connection with this Agreement.

     3.6 Absence of Certain Changes. Since May 31, 2001, the Company has
         --------------------------
conducted its business solely in the Ordinary Course of Business, and has not:

         (a) suffered any event which has had a Material Adverse Effect;

         (b) except as set forth on Section 3.6(b) of the Disclosure Schedule, permitted or allowed any of its assets to be subjected to any mortgage, pledge, lien, security interest, Encumbrance, restriction or charge of any kind;

         (c) written down the value of any inventory or written off as uncollectible any notes or accounts receivable in excess of $50,000 in the aggregate for all such actions;

         (d) canceled or compromised any debts in excess of $50,000 in the aggregate for all such actions or waived any material claims or rights;

         (e) disposed of or permitted to lapse any rights to the use of any material Intellectual Property, or transferred or disposed of any rights under any Intellectual Property or disclosed to any Person other than an Affiliate any Intellectual Property not theretofore a matter of public knowledge;

         (f) except as set forth on Section 3.6(f) of the Disclosure Schedule, granted any increase in the compensation, severance or other benefits of non-management employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in any compensation, severance or other benefits payable or to become payable to any management employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

         (g) except as set forth on Section 3.6(g) of the Disclosure Schedule, made any capital expenditure or commitment for additions to its property, equipment or intangible capital assets in excess of $50,000 in the aggregate;

         (h) made or amended any tax elections or made any change in any method of accounting or accounting practice or failed to maintain its accounts, Books and Records in the Ordinary Course of Business and consistent with past practice;

         (i) failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

         (j) entered into any transaction or made or entered into any contract or commitment, or terminated or amended any contract or commitment which has resulted in a Material Adverse Effect;

         (k) taken any action or suffered any event that has had a Material Adverse Effect on its business organization or its current relationships with its employees, suppliers, distributors, advertisers, subscribers or others having business relationships with it;

         (l) declared, paid or set aside for payment any distribution or payment in respect of the common stock of the Company ("Common Stock"), other than tax distributions to the stockholder of the Company, or redeemed, purchased or otherwise acquired, directly or indirectly, any of the Common Stock, or as otherwise described on Section 3.6(l) of the Disclosure Schedule;

         (m) except as set forth on Section 3.6(m) of the Disclosure Schedule, amended, modified, instituted or otherwise changed any Benefit Plans;

         (n) except as set forth on Section 3.6(n) of the Disclosure Schedule, entered into any transaction or made or entered into any contract or commitment, or terminated or amended any contract or commitment, which has reduced the volume of purchases by a Key Customer, or changed price, payment or other contract terms in a manner adverse to the Company;

         (o) except as set forth on Section 3.6(o) of the Disclosure Schedule, received or otherwise become aware of any information which would indicate that the Company's relationship with any Key Customer is not on good terms, or that there is any intention of any Key Customer to terminate or modify its relationship with the Company; or

         (p) agreed to take any action with respect to any of the matters described in this Section 3.6.

Purchaser acknowledges that there may be a disruption to the Business as a result of the public announcement by Purchaser or the Company of its intention to consummate the transaction contemplated hereby, or by the consummation of the transaction contemplated hereby, and Purchaser agrees that such disruptions, considered individually or in the aggregate shall not constitute a breach of this Section 3.6.

     3.7 Litigation, Orders. Except as described on Section 3.7 of the
         ------------------
Disclosure Schedule, there are no claims, demands, notices of violation, directives, actions, suits, proceedings, investigations or inquiries pending by or before any court, arbitrator or governmental or regulatory authority (collectively, "Legal Actions"), or, to the Knowledge of the Company, threatened against or affecting the Company. None of the Legal Actions would, individually or in the aggregate, if decided, levied or otherwise resolved against the Company, result in an injunction or other equitable relief against the Company, or result in monetary liability in excess of $100,000. There are no Legal Actions questioning the validity of this Agreement, the transaction contemplated hereby or any action taken or to be taken by the Company pursuant to this Agreement or any other agreement contemplated hereby, at law or in equity, before or by any federal, state, local or foreign governmental authority. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding providing for monetary liability in excess of $100,000 or injunctive or other equitable relief.

     3.8 Title to Property.
         -----------------

         (a) The Real Property and the improvements located thereon are physically sufficient for the operational requirements of the Business as currently conducted. To the Knowledge of the Company, the uses of the Real Property for the various purposes for which it is presently being used are permitted under all applicable zoning legal requirements and are not subject to "permitted non-conforming" use or structure classifications. To the Knowledge of the Company, all existing improvements which were located on the Real Property prior to the date on which the Company acquired a leasehold or other interest therein, if any, are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled, are structurally sound, in good repair and condition, ordinary wear and tear excepted, and are free from any material patent and latent defects. All existing improvements constructed on the Real Property on or after the date on which the Company acquired a leasehold or other interest therein are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled, are structurally sound, in good repair and in good condition, ordinary wear and tear excepted, and are free from any material patent, and to the Knowledge of the Company, latent, defects. To the Knowledge of the Company, no part of any improvement located on the Real Property encroaches on any real property not included in the Real Property and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property. To the Knowledge of the Company, each parcel of Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon (the "Facilities") and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To the Knowledge of the Company, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of its Business.

         (b) The Company has good and marketable title to all of its properties and assets other than the Real Property, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such other liens or other imperfections of title, if any, that are disclosed on Section 3.8(b) of the Disclosure Schedule; and all leases pursuant to which the Company leases real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default (or event which with notice or lapse of time, or both, would constitute a default).

         (c) Except as disclosed in Section 3.8(c) of the Disclosure Schedule, the Company has possession of all tangible properties and Assets (whether real, personal, or mixed) that are reflected as owned in the Books and Records of the Company, or are used in the business of the Company under operating leases or otherwise. All of such Assets are reflected in the Balance Sheet, except for (i) Assets held under operating leases, (ii) assets sold or acquired since the Balance Sheet Date in the Ordinary Course of Business, and (iii) as identified on Section 3.8(c) of the Disclosure Schedule. The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever used in or necessary to operate the Business in the manner presently operated (other than the Excluded Assets).

         (d) To the Knowledge of the Company, the Company owns good and marketable title to its respective estates in each item of Real Property, free and clear of any Encumbrances, other than Encumbrances set forth in Section 3.8(d) to the Disclosure Schedule ("Permitted Real Estate Encumbrances"). Copies of (i) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property in the possession or control of the Company and (ii) all instruments, agreements and other documents in the possession or control of the Company evidencing, creating or constituting any Permitted Real Estate Encumbrances have been delivered to Purchaser. (e) Except as set forth in
Section 3.8(e) of the Disclosure Schedule, the Company and each of the Facilities and any other facility operated by the Company, if any, is in compliance with and have been operated and maintained in accordance with, the requirements of the Americans with Disabilities Act.

     3.9 Compliance with Law; Licenses.
         -----------------------------

         (a) The Business has not been and is not being conducted by the Company in violation or default under any Laws, including, without limitation, any Laws relating to the safe conduct of the Company's business, conservation and protection of human health, antitrust, taxes, consumer protection, currency exchange, equal opportunity, health, sanitation, fire, zoning, building, occupational safety, pension, securities and trademark and copyright, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect, and except for laws that are Environmental Laws (as to which no representation and warranty is made in this Section 3.9). The Company holds, and
Section 3.9 of the Disclosure Schedule lists, all material licenses, permits, variances, exemptions, authorizations, operating certificates, orders and approvals of all government, court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") (collectively, "Licenses") that are required for it to own, lease and operate its properties and conduct Business. There has occurred no default under or violation of any such License in any material respect.

         (b) Since December 31, 2000, the Company has filed with the applicable Governmental Entities, all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by it, and each such filing complied in all material respects with all applicable laws, rules, and regulations.

         (c) The Company has all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct its Business as presently conducted.

     3.10 Taxes.
          -----

         (a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Company has timely filed (including any applicable extension periods) all federal, state and other material tax reports, returns and forms required to be filed by it in the manner provided by applicable federal, state, local or foreign tax laws and all such reports, returns and forms are correct and complete in all material respects. Copies of all federal, state and other material tax returns for the Company in respect of all years not barred by the statute of limitations have been delivered by the Company to Purchaser and all such returns are listed on Section 3.10(a) of the Disclosure Schedule.

         (b) With respect to each of the Company's tax returns that has been examined or audited by the Internal Revenue Service or a state, local or foreign taxing authority (collectively, an "Authority"), each of which returns are identified on Section 3.10(b) of the Disclosure Schedule, all deficiencies asserted as a result of such examinations or audits have been fully paid, adequately provided for or are being contested in good faith. No issue has been raised by the Internal Revenue Service or any Authority in any such examination or audit that, by application of the same or similar principles, could result in a proposed deficiency for any other period not so examined and not barred by the statute of limitations. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local or foreign tax return for any period.

         (c) The Company has timely paid all federal, state, and all material local and foreign income, payroll, withholding, excise, sales, use, customs duties, real and personal property, use and occupancy, business and occupancy, business and occupation, mercantile, real estate, capital stock and franchise and other taxes (collectively, "Taxes") due or claimed to be due from the Company by the Internal Revenue Service or any Authority. No tax liens have been filed on any property or assets of the Company and no claims are being asserted with respect to any Taxes.

         (d) The Company has been an S corporation as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code") since August 26, 1993, and will maintain such S status until the Closing Date. Section 3.10(d) of the Disclosure Schedule lists all the states and localities with respect to which the Company is required to file any corporate, income or franchise tax returns and sets forth whether the Company is treated as the equivalent of an S corporation by or with respect to each such state or locality.

     3.11 Consents and Approvals. Except as set forth on Section 3.11 of the
          ----------------------
Disclosure Schedule, the Company is not required to obtain any consent or approval of or make any declaration, filing or registration with, any Person or any governmental or regulatory authority in connection with (a) the execution and delivery by the Company of this Agreement or any agreement contemplated hereby, (b) the consummation by the Company of the transactions contemplated hereby or thereby, or (c) the transfer of any Licenses as contemplated hereby or thereby.

     3.12 Contracts and Commitments.
          -------------------------

         (a) Section 3.12(a) of the Disclosure Schedule sets forth complete and
             ------------------------------------------
accurate lists of the following:


         (i) all real property and the location thereof and the description of any structures located thereon that are owned, leased or operated by the Company, together with the annual rental and unexpired lease term and identity of the owner of any real property leased;

         (ii) all employment, consulting or agency agreements to which the Company is a party or is otherwise bound, other than oral employment agreements relating to at-will employees which are terminable on notice without payment of severance or other remuneration based on separation;

         (iii) except for standard vendor invoices for which payment is due at least thirty (30) days after the invoice date, each evidence of indebtedness, note, advance, instrument or agreement defining the terms on which any debt of, or guarantees by or letter of credit entered into by, the Company has been or may be issued, and all security and other agreements related thereto;

         (iv) all contracts to which the Company is a party not denominated in U.S. dollars;

         (v) all contracts or agreements containing covenants that in any way purport to restrict the Company's business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

         (vi) all contracts providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

         (vii) all powers of attorney of the Company that are currently effective and outstanding;

         (viii) all contracts entered into other than in the Ordinary Course of Business;

         (ix) all contracts that contain or provide for an express undertaking by the Company to be responsible for consequential damages;

         (x) all outstanding loans or advances (excluding advances for ordinary and necessary business expenses) by the Company to any of its officers, directors or stockholders or any member of the immediate families of such officers, directors or stockholders;

         (xi) except for standard purchase orders for which payment or delivery is due within 30 days, all contracts, commitments or agreements to which the Company is a party or is otherwise bound and which involve future payments, performance of services or delivery of goods to or by the Company; and

         (xii) any other contract, agreement or commitment that is material to the Business.

     (b) The Company and, to the best of the Company's Knowledge, all other parties to the contracts, commitments, instruments and agreements required to be listed on Section 3.12(a) of the Disclosure Schedule have complied with the provisions thereof in all material respects, no party is in material default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a material default thereunder. Except as set forth on Section 3.11 of the Disclosure Schedules, no contract, commitment, instrument or agreement listed on Section 3.12(a) of the Disclosure Schedule requires the consent of any party thereto in order to consummate the transaction contemplated hereby, except for such consents already obtained.

     (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed contracts with any Person having the contractual or statutory right to demand or require such renegotiation or no such Person has made written demand for such renegotiation.

     (d) (i) Except as set forth on Section 3.12(d) of the Disclosure Schedule, the Company is not a party to or bound by any contracts or commitments that are not cancelable by the Company on notice of not longer than 30 days without payment of any penalty or other fee;

         (ii) Subject to obtaining any requisite consents of third parties, all of which have been identified in the Disclosure Schedules, the enforceability of the contracts and commitments referred to in Section 3.12(a) will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby or by the other agreements referred to herein;

         (iii) Except as set forth on Section 3.12(d) of the Disclosure Schedule, the Company is not a party to or bound by any contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings; and

         (iv) Except as set forth on Section 3.12(d) of the Disclosure Schedule, the Company is not a party to or bound by any employment agreement or any other agreement that contains any severance or termination pay, liabilities or obligations.

     3.13 Insurance. The Company maintains policies of fire, medical, life,
          ---------
liability, workers' compensation and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for the business and assets of the Company. All such insurance policies are listed on Section 3.13 of the Disclosure Schedule. Section 3.13 of the Disclosure Schedule describes any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, and any contract or arrangement (other than a policy of insurance), for the transfer or sharing of any risk to which the Company is a party or which involves the Business. The Company has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

     3.14 Intellectual Property.
          ---------------------

         (a) Section 3.14 of the Disclosure Schedule sets forth a list of all patents, patent applications, trademarks, service marks, trade names, material copyrights and registrations and applications therefor that the Company either owns or has a license to use, and all license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing, all of which are included in the Intellectual Property as defined in Section 1.1(b)(vi). Except as set forth in Section 3.14 of the Disclosure Schedule, the Company has not made any registration or application with respect to any of the Intellectual Property transferred to Purchaser hereunder. The Company solely and exclusively owns or is licensed to use all of the Intellectual Property, free and clear of any Encumbrances or other restrictions. None of the Company's Intellectual Property or the Company's use or exploitation or authorization of third parties to use or exploit any of the Intellectual Property, is subject to any pending or, to the Knowledge of the Company, threatened, challenge or reversion. The Company has not interfered with, infringed upon, misappropriated or otherwise come in conflict with, any patents, trademarks, copyrights, trade names, service marks, licenses or other intellectual property or proprietary rights or interests of others, and the Company has not received any complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the Knowledge of the Company, none of its Intellectual Property is currently being infringed by a third party and the Company has made no claims that a third party has violated or infringed any of the Company's rights in the Intellectual Property or other proprietary interests. All of the patents, trademark and service mark registrations, and copyright registrations listed in Section 3.14 of the Disclosure Schedule are in full force, are held of record in the Company's name free and clear of all Encumbrances, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. No order, holding, decision or judgment has been rendered by any governmental authority, and no agreement, consent or stipulation exists, which would limit the Company's use of any Intellectual Property.
Section 3.14 of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission. The Company has made available to representatives of Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). The Intellectual Property is sufficient for the continued conduct of the Business as heretofore conducted and consummation of the transaction contemplated in this Agreement will not impair Purchaser's ability or right to use or exploit any of the Intellectual Property.

     (b) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception or development of the Intellectual Property on behalf of the Company either (1) have been part of a "work made for hire" arrangement or agreement with the Company in accordance with applicable federal and state law, that has accorded to the Company full effective, exclusive and original ownership of all tangible and intangible property thereby arising or (2) have executed appropriate instruments of assignment that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising.

     3.15 Employee Benefit Plans.
          ----------------------

         (a) Section 3.15 of the Disclosure Schedule lists each Benefit Plan. The Company has delivered to Purchaser, with respect to each Benefit Plan maintained by or on behalf of the Company, true, correct and complete copies of the following: plan documents (and amendments thereto); handbooks; manuals; similar documents governing employment policies, practices and procedures; most recent summary plan descriptions (and subsequent summaries of material modifications); trust agreements (and amendments thereto); plan contracts with service providers or with insurers providing benefits; and a summary of any oral or unwritten Benefit Plan.

         (b) Each Benefit Plan has been, at all times since its establishment, administered, in all material respects, in compliance with its terms and is, in all material respects, in compliance with the applicable provisions of ERISA (including, without limitation, the applicable funding, reporting and disclosure requirements), the Code and other applicable laws. There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans.

         (c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such plan is exempt from federal income tax under Section 501(a) of the Code.

         (d) There are no inquiries or proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Benefit Plan.

         (e) Neither the Company nor any ERISA Affiliate currently maintains or is obligated to contribute to, nor has in the past maintained or been obligated to contribute to, nor has any liability with respect to, any multiemployer plan (as defined in Section 3(37) of ERISA) or any employee pension benefit plan subject to Title IV of ERISA.

         (f) The Company has made all required contributions under each Benefit Plan maintained by or on behalf of the Company, including the payment of all insurance premiums, for all periods through and including the fiscal year most recently ended, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Balance Sheet.

         (g) No fiduciary or other party in interest with respect to any Benefit Plan has caused any such plan to engage in a "prohibited transaction," as defined in Section 406 of ERISA, for which an exemption is not available.

         (h) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or the "HIPAA" requirements as set forth in Section 9801 and 9802 of the Code and Part 7 of Subtitle B of ERISA with respect to any Benefit Plan to which such continuation coverage requirements apply.

         (i) The Company does not maintain any retiree life or retiree health insurance plan that provides for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by COBRA).

         (j) Other than as set forth on Section 3.15(j) of the Disclosure Schedule, the employment of each Company employee is terminable at will without cost to the Company except for payments required under the Benefit Plans and payment of accrued salaries or wages. No employee or former employee of the Company has a right to be employed by Purchaser.

     3.16 Labor Matters.
          -------------

         (a) The Company has for the past three years complied, and is currently complying, in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment, worker health and safety and wages and hours, and is not, and has not engaged in any unfair labor practice or unlawful employment practice;

         (b) There is no unfair labor practice charge or complaint against the Company pending or, to the best of the Company's Knowledge, threatened before the National Labor Relations Board nor, to the Knowledge of the Company, is there any basis for any such charge or complaint;

         (c) There is no labor strike, slowdown or work stoppage pending or threatened against the Company;

         (d) The Company has not experienced any significant work stoppages or been a party to any proceedings before the National Labor Relations Board involving any significant issues for the past three years or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the past three years; and

         (e) There is no charge or complaint pending or, to the Knowledge of the Company, threatened against the Company before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction. No employees or the Company are represented by any labor union and there is no collective bargaining agreement in effect with respect to such employees. During the past five years, to the Knowledge of the Company, no labor union has engaged in any organizing activities with respect to the Company's employees.

     3.17 Environmental Protection.
          ------------------------

         (a) The Company and ULR maintain, and always have maintained, (i) the operation of the Business in compliance with all material Laws relating to conservation, pollution or protection of human health and the environment, including the use, storage, transportation or disposal of any hazardous, toxic, corrosive or flammable substance or waste, or other pollutant, substance, contaminant or Hazardous Substances defined or regulated under Laws (collectively, the "Environmental Laws") in effect and applicable on or before the Closing Date and (ii) all material Licenses and Permits required for operation of the Business under Environmental Laws in effect and applicable as of the Closing Date. The list of such Licenses and Permits is disclosed on
Section 3.17(a) of the Disclosure Schedule.

         (b) Except as set forth on Section 3.17(b) of the Disclosure Schedule, the Company is, and always has, operated in material compliance with all terms and conditions of such Licenses and Permits and Environmental Laws and has not received any notice of violation or notice alleging any non-compliance with any Environmental Laws.

         (c) Except as set forth on Section 3.17(c) of the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, investigation, proceeding, written notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company arising under any Environmental Laws.

         (d) During Company's ownership, operation or lease of any real property now or formerly owned, leased or operated by the Company or ULR or as to any other real property in any way related to the operation of the Company or Business, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or ULR from, on, about or beneath such real property, except in material compliance with all Environmental Laws.

         (e) Except as set forth on Section 3.17(e) of the Disclosure Schedule, the Company has not caused and has no Knowledge of the installation or placement of any storage tanks, or Hazardous Substances (except for asbestos), in, on or under any real property owned, leased or operated by the Company, or any real property that was, but is no longer, leased, occupied or operated by the Company, or any other real property related to the operation of the Company or the Business, which require investigation or remediation under Environmental Laws in effect and applicable as of the Closing Date.

         (f) The Company has made available to Purchaser copies of any and all environmental records, assessments, studies, investigations, data and other documents in its possession or control relating to the Business and the environmental conditions of any real property now or formerly owned, leased or operated by the Company or ULR or any other real property related to the operation of the Company or the Business.

         (g) The Company has not stored, transloaded or packaged any of the products listed in Exhibit E of the Ashland Agreement, other than in quantities and under circumstances permitted under the Ashland Agreement. Except as disclosed on Section 3.17(g) of the Disclosure Schedule, the Company has complied with all of its obligations under the Ashland Agreement and has not breached or violated any of its representations, warranties, covenants or agreements thereunder.

     3.18 Brokers or Finders. No agent, broker, investment banker, financial
          ------------------
advisor or other firm or Person is or will be entitled to any broker's or finder's fees or any similar commission or fee in connection with the transaction contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except Boenning & Scattergood, Inc. (formerly known as Berwind Financial, L.P.) (the "Investment Banker), whose fees and expenses will be paid by the Company in accordance with the agreement with such firm previously provided to Purchaser.

     3.19 Equipment. The Company's Personal Property has no known material
          ---------
defects and is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for its current uses and the operation of the Business as it is currently conducted; and none of such Personal Property is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

     3.20 Good Title Conveyed, Etc. The Company has complete and unrestricted
          ------------------------
power and the unqualified right to sell, assign, transfer and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and valid title to, the Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, Encumbrances or charges of any kind, except for the liens set forth on Section 3.20 of the Disclosure Schedule. The Bill of Sale and Assignments, when duly executed and delivered by the Company to Purchaser at the Closing, will effectively vest in Purchaser good and valid title to the Assets.

     3.21 Personnel. Section 3.21 of the Disclosure Schedule contains an
          ---------
accurate and complete list of (a) the names and current salaries of all officers of the Company and (b) the wage rates for non-salaried and non-executive salaried employees of the Company by classification. The Company is not in default with respect to any obligation to any of its officers or employees, and to the Company's Knowledge, the Company has a good working relationship with its officers and employees.

     3.22 Accounts Receivable. Section 3.22 of the Disclosure Schedule sets
          -------------------
forth a true and complete list of all accounts receivable of the Company as of the Balance Sheet Date and the aging thereof. All accounts receivable of the Company, whether reflected on such balance sheet or subsequently created through the Closing Date, represent sales actually made or services actually performed in the Ordinary Course of Business and either have been collected in full or, to the Knowledge of the Company, are collectible in full, without any setoff, except to the extent of the reserves established by the Company to cover losses arising from uncollected accounts receivable.

     3.23 Compliance with the Foreign Corrupt Practices Act and Export Control
          --------------------------------------------------------------------
and Anti-Boycott Laws.
----------------------


     (a) The Company and its representatives have not, to obtain or retain business, directly or indirectly offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense, or entertainment with a value in excess of U.S. $100.00 in the aggregate to any one individual in any year) or any commission payment in excess of five percent (5%) of any amount payable, to:

         (i) any person who is an official, officer, agent, employee or representative of any Governmental Entity;

         (ii) any political party or official thereof;

         (iii) any candidate for political or political party office; or

         (iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, political party or official, or political office.

         (b) The Company has made all payments to third parties by check mailed to such third parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

         (c) Each transaction to which the Company is a party is properly and accurately recorded on the Books and Records, and each document on which entries in the Company's books and records are based is complete and accurate. The Company maintains a system of internal accounting controls adequate to insure that the Company maintains no off-the-books accounts and that the Company's assets are used only in accordance with the Company's management directives.

         (d) The Company has at all times been in compliance with all Laws relating to export control and trade embargoes. No product sold or service provided by the Company during the last five years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or North Korea.

         (e) The Company has not violated the anti-boycott prohibitions contained in 50 U.S.C. (S) 2401 et seq. or taken any action which can be penalized under Section 999 of the Code. Except as set forth in Section 3.23(e) of the Disclosure Schedule, during the last five years, the Company has not been a party to, is not a beneficiary under, and has not performed any service or sold any product under, any Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, or the Republic of Yemen.

     3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth the
          -------------
names and locations of all financial institutions at which the Company has accounts or lockboxes, and the account numbers into which deposits are made by customers of the Company (the "Bank Accounts").

     3.25 Inventory. All items included in inventory of finished goods and
          ---------
work-in-process in the Balance Sheet and on the current accounting records of the Company were, or are, of a quality and quantity usable, and with respect to finished goods, are saleable, in the Ordinary Course of Business. Obsolete items and items of below-standard quality, excess inventory of finished goods or work in process, and inventory of raw materials and parts not reasonably expected to be used have been written off or written down to net realizable value in the Balance Sheet and in the current accounting records of the Company. Except as set forth on Section 3.25 of the Disclosure Schedule, the Company is not in possession of any inventory not owned by the Company, including goods already sold, and none of the Inventory included in the Balance Sheet or in the current accounting records of the Company was or is in the possession of any other Person. Work-in-process Inventories are now valued, and will be valued on the Closing Date, in accordance with GAAP.

     3.26 Full Disclosure. All documents and other papers delivered and to be
          ---------------
delivered by or on behalf of the Company in connection with the transaction contemplated hereby are accurate and complete and are authentic. No representation or warranty of the Company contained in this Agreement, any Ancillary Agreement, or any Schedule hereto or thereto, or the Disclosure Schedule contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

     3.27 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS SPECIFICALLY AND
          --------------------------------------
EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY DOCUMENTS OR INSTRUMENTS CONTEMPLATED HEREBY OR THEREBY, (I) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE COMPANY, OR THE ASSETS OR BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE COMPANY MAKES NO, AND HEREBY DISCLAIMS ANY, OTHER REPRESENTATIONS OR WARRANTIES REGARDING THE ASSETS OF THE COMPANY, OR THE BUSINESS OF THE COMPANY, AND (III) THE ASSETS AND BUSINESS OF THE COMPANY ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

     Purchaser represents and warrants to the Company as follows:

     4.1 Organization, Etc. Purchaser is a corporation duly organized, validly
         -----------------
existing and in good standing under the laws of the State of Delaware. Purchaser has the power and authority to conduct its business as it is currently being conducted and to own and lease the property and assets that it now owns and leases. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Authorization. Purchaser has all power and authority necessary to
         -------------
execute, deliver and consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     4.3 No Violation. Neither the execution or delivery of this Agreement or
         ------------
any agreement contemplated hereby by Purchaser, nor the performance by Purchaser of the transaction contemplated hereby or thereby violates, conflicts with, or constitutes a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation pursuant to, or results in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the property or assets of Purchaser under (a) Purchaser's Articles of Incorporation or Purchaser's Bylaws or (b) except as would not have a Material Adverse Effect or would not prevent or materially impede or delay the consummation of the transaction contemplated hereby, any judgment, order, writ, injunction, decree, law, statute, ordinance, rule, regulation, note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character applicable to Purchaser or its respective properties or assets.

4.4 Consents and Approvals. Except for consents and approvals that have been
    ----------------------
obtained and consents and approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially impede or delay the consummation of the transaction contemplated hereby, Purchaser is not required to obtain, transfer or cause to be transferred any consent, approval or License of, or make any declaration, filing or registration with, any third party or any governmental or regulatory authority in connection with (a) the execution and delivery by Purchaser of this Agreement or any agreement contemplated hereby, or (b) the consummation by Purchaser of the transaction contemplated hereby or thereby.

     4.5 Ability to Fund Purchase Price. Purchaser has access to sufficient
         -------------------------------
funds to pay the Purchase Price on the Closing Date.

     4.6 Unocal Agreement. Purchaser acknowledges receipt of that certain asset
         ----------------
purchase agreement by and between Ashland, Inc. and Union Oil Company of California dated as of February 14, 1992, referred to in Section 15.2(i) of the Ashland Agreement (the "Unocal Agreement").

                                   ARTICLE V

                 OTHER OBLIGATIONS OF THE COMPANY AND PURCHASER
                 ----------------------------------------------

     5.1 Consummation of Agreement. Each of the parties hereto covenants and
         -------------------------
agrees that it will use its reasonable best efforts to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations, and warranties hereunder applicable to it, and to cause all conditions applicable to it to the obligations of the other party to close the purchase and sale of the Assets pursuant hereto to be satisfied as promptly as possible (subject to the provisions of Sections 5.3(h), (i) and (j) below).

     5.2 Supplemental Disclosure. The Company shall promptly supplement or amend
         -----------------------
the Disclosure Schedule with respect to any matter arising or discovered after the date hereof that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, provided that any such amendment or supplement shall not affect any rights of Purchaser hereunder.

     5.3 Conduct of Business. From the date of this Agreement to the Closing,
         -------------------
the Company shall conduct the Business in the Ordinary Course of Business in compliance with all applicable Laws and all agreements to which it is a party. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or consented to in writing by Purchaser, from the date of this Agreement to the Closing, the Company shall:

         (a) use commercially reasonable efforts to preserve its business organization and its current relationships with its employees, suppliers, distributors, creditors, customers and others having business relationships with it and to keep available to it the services of its employees;

         (b) not take any action that would result in any of its representations or warranties set forth in this Agreement becoming untrue, cause any of the conditions to the Closing set forth in Article VII to not be satisfied, or cause a schedule hereto to be incorrect or incomplete;

         (c) maintain the Facilities, the Personal Property and the Company's other assets in a state of repair and condition which complies with Laws and is consistent with the requirements and normal conduct of the Business;

         (d) keep in full force and effect, without amendment, all material rights relating to the Business;

         (e) continue in full force and effect the insurance coverage under the policies referred to in Section 3.13 or substantially equivalent policies;

         (f) maintain all Books and Records in accordance with past practice;

         (g) pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations;

         (h) from and after the date on which Purchaser waives in writing the conditions set forth in Section 7.14 hereof, cooperate with Purchaser and assist Purchaser in obtaining any necessary consents, and in transferring existing Licenses of the Company to Purchaser, where permissible, or, at Purchaser's request, obtaining new Licenses for Purchaser so as to enable Purchaser to operate the business from and after the Closing Date;

         (i) from and after the date on which Purchaser waives in writing the conditions set forth in Section 7.14, use commercially reasonable efforts to obtain the consent of Henkel Corporation ("Henkel") to the assignment of that certain Toll Manufacturing Agreement dated March 1, 2000, by and between Henkel and the Company;

         (j) from and after the date on which Purchaser waives in writing the conditions set forth in Section 7.14, use commercially reasonable efforts to obtain a written statement from Ashland, Inc. as to the existence of any defaults under the Ashland Agreement known to Ashland, Inc.; and

         (k) promptly advise Purchaser in writing of the threat or commencement against the Company of any dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting the Company, or which challenges or may affect the validity of this Agreement or any action taken or to be taken in connection with this Agreement or the ability of the Company to consummate the transactions contemplated herein.

Purchaser acknowledges that there may be a disruption to the Company's business as a result of the negotiation and execution of this Agreement, and the announcement by the Company or Purchaser of its intention to consummate the transaction contemplated hereby and Purchaser agrees that such disruptions do not and shall not constitute a breach of this Section 5.3.

5.4 Confidentiality. Mr. Berg, the Company and Purchaser shall hold, and shall cause their respective employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other parties furnished to it by any other party or its representatives in connection with the transaction contemplated by this Agreement (except to the extent that such information shall be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transaction contemplated by this Agreement. All environmental site assessments, reports and data prepared by or at the direction of Company or Purchaser shall be subject to this Section 5.4, provided that with respect to such site assessments, reports and data, the confidentiality obligations contained herein shall apply only to Purchaser prior to the Closing and only to the Company following the Closing. Notwithstanding any other provision of this Agreement, from and after the time that the conditions to closing provided by
Section 7.12 shall have been satisfied or waived, Purchaser may discuss the transaction contemplated by this Agreement with the Key Customers, provided that the President of the Company shall have the right to attend and participate in such discussions; but further provided that Purchaser shall have the right to exclude the President from portions thereof in its sole discretion. This Section
5.4 shall survive termination of this Agreement for any reason. From and after Closing, the provisions of this Section 5.4 shall not apply to or restrict in any manner Purchaser's use of information relating to the Assets or the Assumed Liabilities.

     5.5 Negative Covenants. Except as expressly provided herein, between the
         ------------------
date hereof and the Closing, without the prior written consent of Purchaser, the Company shall not:

         (a) take any action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.6 would be likely to occur;

         (b) make any modification to any material contract, agreement, instrument, or License;

         (c) give any unusual discounts, seek to accelerate sales from future periods;

         (d) accelerate the collection of any Accounts Receivable or provide any incentives for the payment of any Accounts Receivable or discounts except in the Ordinary Course of Business, provided that, a customer's unsolicited early payment of an invoice shall not be deemed an acceleration of payment or provision of an incentive pursuant to this Section 5.5(d);

         (e) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels required to operate in the Ordinary Course of Business;

         (f) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities; or

         (g) agree to do any of the foregoing.

     5.6 Covenant Not to Compete.
         -----------------------

         (a) For a period of five (5) years from and after the Closing Date, neither Mr. Berg, the Company nor any Person under the Control (as defined in (b) below) of the Company shall, directly or indirectly: (i) engage in the manufacture, assembly, design, distribution or marketing of any product substantially similar to or in competition with any product which at any time during the period of twelve months prior to the date of this Agreement has been manufactured, sold or distributed by the Company or any product which the

Company was developing during such period for future manufacture, sale or distribution or in the provision of any service substantially similar to or in competition with any service offered by the Company at any time during the period of twelve months prior to the date of this Agreement or which the Company was developing during such period; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any Person considering engaging in any such activities or so engaged; (iii) seek in competition with the Business to procure orders from or do business with any customer of the Company; or (iv) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company as carried on as of the date of this Agreement) any Person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; provided, however, that nothing herein shall prohibit the Company and Persons under Control of the Company from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. Purchaser acknowledges that any and all business activities and products which are conducted or manufactured, sold or distributed by Nupro Industries Corporation (d/b/a the Neatsfoot Oil Refineries Corp.), or Advanced Technologies, LLC, or which those entities plan to conduct or manufacture, sell or distribute, as of the Closing Date, in each case, only to the extent set forth on Section 5.6 of the Disclosure Schedule, shall not be subject to the covenants and agreements set forth in this Section 5.6.

         (b) The duration of the Company's covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which the Company is in violation of the provisions hereof. For the purposes of this Section, "Control" means: (i) any corporation of which the Company owns or otherwise possesses the power to direct the vote, directly or indirectly, of an amount of voting securities sufficient to elect a majority of the board of directors of such corporation, and (ii) the power to direct the management and policies of a Person (other than a natural person), directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that, any Person of which the Company owns beneficially or of record, either directly or through one or more intermediaries, more than 20% of the ownership interests, shall be conclusively presumed to be under the Control of the Company.

         (c) The Company acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provisions of this Section shall ever be deemed to exceed the time or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

     5.7 Cooperation. Subject to the terms and conditions of this Agreement,
         -----------
each party hereto shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transaction contemplated by this Agreement as soon as practicable after the date hereof. Each party hereto shall consult with, and take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including using its reasonable best efforts to provide all appropriate and necessary assistance to the other party hereto) with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities (including, without limitation, Ashland, Inc.) necessary or advisable in order to consummate the transaction contemplated by this Agreement (subject to the waiver by Purchaser of the conditions set forth in Section 7.14 hereof) and each party will keep the other party apprised of the status of matters relating to completion of the transaction contemplated hereby.

     5.8 Public Announcements. Except as otherwise consented to in writing by
         --------------------
the other party, neither Purchaser nor the Company shall issue any press release or otherwise make any public statement with respect to this Agreement or the transaction contemplated hereby prior to the satisfaction or irrevocable waiver of the condition set forth in Section 7.14 hereof. Notwithstanding the foregoing, the consent of the other party shall not be required (but each party shall notify the other party) in advance of any disclosure of the transaction contemplated hereby if the disclosing party, after consultation with counsel, determines reasonably and in good faith that such disclosure is required by applicable Law or the rules or regulations of the New York Stock Exchange.

     5.9 Employee Matters.
         ----------------

         (a) As of the Effective Time, the Company shall terminate the employment of all of its employees, and Purchaser shall offer employment to such employees (comprising at least eighty percent (80%) of the employees terminated as of the Effective Time) as employees-at-will as Purchaser shall identify to Company at least ten (10) days before Closing, on terms and conditions which, when taken in the aggregate, are no less favorable to such employees than the terms and conditions of such employees' current employment with the Company. With respect to employees hired by Purchaser, Purchaser shall recognize such employees' service with the Company or any predecessor of the Company solely for purposes of eligibility for and vesting of any benefits offered to such employees.

         (b) Within thirty (30) days of the Effective Time, the Company shall commence the termination of its 401(k) plan and distribute the plan's assets to the owners thereof. The Company shall be responsible for all aspects of its 401(k) plan, including, without limitation, all final contributions thereto and issuance of final forms 5500 related thereto. Purchaser intends to provide employees of Company hired by it with the right to participate in a 401(k) plan of Purchaser or its Affiliates, and Purchaser shall use commercially reasonable efforts to permit rollovers by such employees from the Company's 401(k) to Purchaser's 401(k) plan. The Company shall be responsible for (i) all accrued salaries, commissions, bonuses and wages, and (ii) accrued vacation, sick and personal days owed with respect to employees and former employees of the Company, covering all periods (and all obligations incurred) on or prior to the Closing Date, except to the extent a specific accrual with respect thereto is included in the Closing Statement and the calculation of Working Capital.

         (c) The Company shall be responsible for all health continuation requirements under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any individual who is a qualified beneficiary (within the meaning of Section 4980B(g)(1) of the Code) with respect to the Company's group health plan(s), and whose qualifying event (within the meaning of Section 4980B(f)(3) of the Code) occurred prior to or in connection with the transaction contemplated by this Agreement. The Company (or an ERISA Affiliate) shall maintain one or more group health plans to provide coverage to such individuals which is identical to the coverage provided to similarly situated beneficiaries who were employed by the Company prior to the Closing Date, such coverage to be provided in accordance with Section 4980B(f)(2)(B), (C), (D) and (E) of the Code (determined without regard to Sections 4980B(f)(2)(B)(ii) and 4980B(d)(1) of the Code).

         (d) It is understood and agreed that (i) Purchaser's intention to extend offers of employment as set forth in this Section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser is "at will" and may be terminated by Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or an employee and applicable state and federal laws governing employment). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of such employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

         (e) Following the date of this Agreement, the Company and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.9.

     5.10 Effect of Due Diligence. In connection with Purchaser's investigation
          -----------------------
of the Business, Purchaser may have received from or on behalf of the Company or the Investment Banker certain projections, including projected statements of operating revenues and income from operations of the Company. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against the Company or the Investment Banker, or any of their Affiliates with respect thereto. Accordingly, neither the Company nor the Investment Banker makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

     5.11 Use of the United Lubricants Name. From and after the Closing, the
          ---------------------------------
name "United Lubricants" shall be the property of Purchaser, and neither the Company nor any Person under the Control of the Company shall use, or authorize any other Person to use, the United Lubricants name, or any stationary, accounts, or other assets carrying the United Lubricants name, for any purpose, except as expressly contemplated herein. Promptly following the Closing, the Company shall, and shall cause ULR to, amend its governing documents and take all other actions necessary to change its name to a name that cannot reasonably be confused with "United Lubricants", or a derivation thereof.

     5.12 Ashland Rights. The assignment of rights made pursuant to Section
          ---------------
1.1(b)(v) is not intended to deprive the Company of any rights it may have for indemnification from Ashland, Inc. pursuant to the Ashland Agreement. Accordingly, in the event that a claim is made against the Company for which the Company may have the right to indemnification, defense and being held harmless pursuant to the Ashland Agreement (the "Indemnification Rights"), Purchaser shall provide the Company with the benefit of the Indemnification Rights, unless claim(s) are made against both Purchaser and the Company, in which case the Company and Purchaser shall take such steps as may be necessary or proper, including the conduct of a joint defense, to provide both Purchaser and the Company with the benefit of the Indemnification Rights. Other than as set forth in this Agreement, and subject to the Company's compliance with Article VI of this Agreement, neither the Company nor Purchaser shall make, and each hereby waives and releases, any claim against the other party for the investigation, remediation or monitoring of Hazardous Substances which were present on, at, beneath or from the Real Property prior to August 20, 1998.

     5.13 Environmental Reports. As promptly as reasonably practicable following
          ----------------------
receipt of any report, assessment or written data generated prior to the Closing Date regarding the environmental condition of the Real Property, the Purchaser shall provide the Company with a copy of such report, assessment or written data, without charge. Purchaser and the Company shall treat such reports, assessments and data as provided in Section 5.4 hereof. The Company understands and acknowledges that neither the Purchaser nor any of its representatives or agents is making any representation or warranty as to the accuracy or completeness of any reports, assessments or data provided pursuant to this
Section 5.13, and neither Purchaser nor any of its officers, directors, employees, representatives or agents shall have any liability relating thereto, except for any liability which such parties would otherwise have, had such reports, assessments and data not been provided to the Company pursuant to this
Section 5.13. Such reports, assessments and data are being provided to the Company under this Section 5.13 for its information only, and the Company may not rely on such reports, assessments or data for any reason.

                                   ARTICLE VI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                  --------------------------------------------

     6.1 Survival of Representations. All representations and warranties made by
         ----------------------------
any party to this Agreement or pursuant hereto, or by any party to the Real Estate Purchase Agreement or pursuant thereto, shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that any representation or warranty made under this Agreement or the Real Estate Purchase Agreement with respect to Taxes, title to the Assets, employee benefits or labor matters shall survive the Closing hereunder for a period equal to the applicable statute of limitations, and provided further, that any representation or warranty made under this Agreement or the Real Estate Purchase Agreement with respect to environmental matters (including environmental matters set forth in Section 3.17 hereof) shall survive the Closing hereunder for a period of five (5) years. The waiver of any condition to Closing based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.

     6.2 Indemnification.
         ---------------

         (a) Subject to the terms and conditions of this Article VI, the Company shall indemnify, defend and hold harmless Purchaser and Purchaser's officers, directors, shareholders, employees, representatives, agents and Affiliates (collectively, "Purchaser Indemnified Parties") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party, directly or indirectly, by reason of or resulting from or arising out of (i) liabilities or obligations of the Company or ULR (whether absolute, accrued, contingent or otherwise) existing as of the Closing or arising out of facts, conditions or circumstances existing at or prior thereto (other than the Assumed Liabilities), whether or not such liabilities, obligations or claims were known at the time of the Closing; (ii) a breach of any representation, warranty, covenant or agreement of the Company or ULR contained in or made pursuant to this Agreement, the Real Estate Purchase Agreement, or any Other Instruments; (iii) any claim asserted against Purchaser or any of its Affiliates with respect to any Taxes relating to the Company's or ULR's operations or properties on or prior to the Effective Time, including without limitation Taxes incurred by the Company or ULR as a result of the transactions contemplated in this Agreement or in the Real Estate Purchase Agreement; (iv) any liability arising out of Excluded Liabilities and (v) until the fifth (5th) anniversary of the Closing Date, the use, handling, generation, processing, treatment, storage, transportation, release, discharge or disposal of Hazardous Substances by the Company or ULR on, about, or beneath or from (A) any real property now or previously owned, leased or operated by the Company or ULR prior to the Effective Time, or (B) other real property in any way related to the operation of the Business by the Company or ULR prior to the Effective Time at any other location, provided that nothing in this Section 6.2(a) requires the Company to indemnify the Purchaser Indemnified Parties for the mere presence of Hazardous Substances on, about, beneath or from any such real property, unless the Company or ULR caused, or had Knowledge of but failed to identify on the Disclosure Schedules hereto, any such presence (collectively, "Claims").

         (b) Subject to the terms and conditions of this Article VI, Purchaser shall indemnify, defend and hold harmless the Company and the Company's officers, directors, shareholders, employees, representatives, agents and Affiliates (collectively, "Company Indemnified Parties") from and against all Damages asserted against, resulting to, imposed upon or incurred by the Company, directly or indirectly, by reason of or resulting from (i) the Assumed Liabilities; and (ii) a breach of any representation, warranty, covenant or agreement of Purchaser contained in or made pursuant to this Agreement or the Real Estate Purchase Agreement.

         (c) Notwithstanding any provision in this Article VI to the contrary, no party hereto shall be required to indemnify any Person pursuant to this
Article VI (including, without limitation, for breaches of representations, warranties, covenants and agreements contained herein) unless and until the aggregate amount of all Claims for such breaches as to which indemnification would be required from such party (but for the provisions of this Section 6.2) exceeds $300,000 (the "Indemnity Threshold"), and thereafter such party shall be required, in the manner and to the extent otherwise provided in this Article VI, to indemnify any Person and to pay the aggregate amount of all Damages incurred. The maximum liability of the Company, on the one hand, and Purchaser, on the other hand, for indemnification for breaches of representations and warranties under this Section 6.2 shall not exceed seven million dollars ($7,000,000), plus (or minus) one-half of the amount by which Working Capital exceeds (or is less than) $1,853,000 (the "Indemnity Cap"). It is expressly understood and agreed that: (A) the limitations effected by application of the Indemnity Threshold and the Indemnity Cap shall not apply to (i) Claims based on or arising out of breaches of the covenant not to compete set forth in Section 5.6 hereof, (ii) disputes relating to the purchase price adjustment set forth in Section 1.3(a) hereof, (iii) Claims based on or arising out of breaches of the covenants set forth in Section 1.3(b) hereof or (iv) the Company's obligations to pay and satisfy in full all of the Excluded Liabilities and to indemnify Purchaser with respect thereto; and (B) the limitations effected by application of the Indemnity Threshold shall not apply to Claims based on or arising out of a breach of the representations and warranties made in or pursuant to Section 3.17(g). The amount of each Claim shall be adjusted to provide the Indemnifying Party (as defined below) the benefit of any insurance coverage actually received by the Indemnified Party (as defined below) with respect to a Claim. The limitations in this Section 6.2(c) shall not apply to any Claim for breach of any representation or warranty made in or pursuant to Sections 3.1(b)(Organization), 3.2 (Authorization), 3.10 (Taxes), 3.15 (Employee Benefit Plans) or 3.18 (Brokers or Finders) of this Agreement.

         (d) All Claims for indemnification for any breach of a representation, warranty, covenant or agreement herein must be initially asserted within the applicable survival period set forth in this Article VI.

     6.3 Conditions of Indemnification. The obligations and liabilities of
         ------------------------------
Purchaser, on the one hand, and the Company, on the other hand, as indemnifying parties (each, an "Indemnifying Party") to indemnify the Company Indemnified Parties and Purchaser Indemnified Parties, respectively (each, an "Indemnified Party"), under Section 6.2 with respect to Claims made by third parties, shall be subject to the following terms and conditions: The Indemnified Party shall give written notice to the Indemnifying Party of any Claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.2 except to the extent it shall have been prejudiced by the omission to provide such notice. In case any action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, (except for indemnification arising out of certain environmental matters referred to in Section 3.17, which will be governed by Section 6.4 to the extent that the Indemnifying Party acknowledges the obligation to indemnify as set forth in Section 6.4(b)) to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so as to assume the defense thereof and to acknowledge responsibility therefor, the Indemnifying Party will not be liable to the Indemnified Party under Section 6.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such claim or action, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense. Provided that the Indemnifying Party has acknowledged responsibility for the Claim, the Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any action, suit, claim or proceeding to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof. The Indemnifying Party further agrees that it will not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

     6.4 Additional Conditions of Indemnification For Matters Arising Out of
         -------------------------------------------------------------------
Environmental Matters Referred to in Section 3.17.
--------------------------------------------------


         (a) The Company's indemnification obligations under Section 6.2 for matters arising out of environmental matters in Section 3.17 shall be subject to
Section 6.2 and 6.3, except that indemnification obligations for property damage as a result of, or remediation or investigations due to, the presence of Hazardous Substances on, about or beneath any Real Property shall be further subject to this Section 6.4.

         (b) The Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification which involves the performance of environmental remediation work promptly upon discovery by such party of such claim, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.2, except to the extent it shall have been prejudiced by the omission to provide such notice. Within forty-five (45) days of the Indemnifying Party's receipt of written notice from the Indemnified Party of a claim for indemnification for the performance of environmental investigation or remediation work, the Indemnifying Party shall respond in writing to such notice of claim, acknowledging or denying an obligation to indemnify for such Damages, or stating that it has insufficient information to make such determination, in which case the Indemnified Party shall reasonably cooperate with the Indemnifying Party to provide, within such 45 days, such information relating to the Claim as requested by the Indemnifying Party; provided that Indemnified Party may act within such 45 day period (but only to the extent such action is required during such period) to comply with applicable Laws, to prevent an increase in the cost to respond by any failure to act before a response from the Indemnifying Party is received, or in response to an imminent risk of endangerment to human health or the environment. If the Indemnified Party undertakes any work during such period, to the extent reasonably practicable, it will provide notice of such undertaking to the Indemnifying Party in advance. At all times, each party hereto shall take, or cause to be taken, all reasonable actions designed to be cost-effective in response to environmental matters at the Real Property. In the event that Indemnifying Party denies an obligation to indemnify or fails to respond within such forty-five (45) day period, the Indemnified Party may enforce any rights available to it elsewhere in this Agreement. In the event that the Indemnifying Party agrees in writing to indemnify the Indemnified Party pursuant to this Agreement, the Indemnifying Party shall pay directly for the performance of the environmental investigation and remediation work and shall have the right to control such work, provided:
(i) the Indemnifying Party shall retain a qualified independent environmental consultant (the "Environmental Consultant") approved by the Indemnified Party, which approval shall not be unreasonably withheld; (ii) such remediation work shall be completed in accordance with all applicable Laws; (iii) prior to implementation of any remediation, the Indemnifying Party shall submit an investigation and remediation plan to the Indemnified Party for review and approval, which approval shall not be unreasonably withheld; (iv) the implementation of the investigation and remediation plan shall not impair or interfere with, in any material way, the Indemnified Party's operation of the Business or future use of the property for industrial purposes (and the remediation shall be to standards applicable to industrially-used property), and shall be completed in a manner that minimizes the disruption of the Indemnified Party's use of the property; (v) the Indemnified Party shall not take any action that unreasonably interferes with the implementation of the investigation and remediation plan; (vi) the Indemnified Party shall allow reasonable access necessary to implement the remediation plan; (vii) the Indemnifying Party shall not be obligated to the Indemnified Party for the costs and expenses of oversight of the Indemnifying Party's performance of the environmental investigation and remediation work; and (viii) the Indemnifying Party shall pursue the completion of such investigation and remediation work with all deliberate speed and diligent effort, without unreasonable delay until completion of the remediation work as contemplated herein, except to the extent that the Indemnified Party causes the delay. The Indemnifying Party's performance of the environmental remediation work shall be complete upon the Indemnified Party's receipt of (i) a "no further action" letter or similar letter from the appropriate regulatory agency, confirming that the remediation is complete, or (ii) if the appropriate agency does not issue such letters (in any circumstance of the kind in question), a written certification from the Environmental Consultant, upon which the Indemnified Party may legally rely, confirming completion of the remediation in compliance with applicable Laws and this Section 6.4.

         (c) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy against the Company with respect to Damages (which are deemed to include any alleged property damages) that are addressed by the successful completion of environmental investigation and remediation performed by the Company in accordance with this Section 6.4 with respect to the presence of Hazardous Substances on, about or beneath the Real Property, shall be the indemnity set forth in this Section 6.4.

                                  ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF PURCHASER
                     --------------------------------------

     The obligations of Purchaser under this Agreement are subject to the satisfaction or waiver (such waiver being the exclusive right of Purchaser), at or before the Closing, of each of the following conditions:

     7.1 Representations and Warranties. Each of the representations and
         ------------------------------
warranties of the Company contained herein, and the statements contained in any schedule, instrument, list, certificate or writing delivered by the Company pursuant to this Agreement, that is qualified as to materiality shall be true and correct as of the date when made and as of the Closing Date as if made at and as of the Closing Date and each of such representations, warranties and statements that is not so qualified shall be true and correct in all material respects as of the date when made and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations, warranties and statements that address matters only as of a specified date, in which case they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

     7.2 Performance. The Company shall have performed and complied with all
         -----------
agreements, obligations and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Closing that are qualified as to materiality and shall have performed and complied in all material respects with all other agreements, obligations and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Closing that are not so qualified as to materiality.

     7.3 No Proceeding or Litigation. There shall not be instituted or pending
         ----------------------------
any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of the transaction contemplated hereby.

     7.4 No Injunction. No statute, rule, regulation, executive order, decree or
         -------------
injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority that prohibits the consummation of the transaction contemplated hereby.

     7.5 Personal Guarantee of the Company's Stockholder. Mr. Berg and Mr.
         ------------------------------------------------
Berg's spouse shall have executed and delivered the Guarantee, which shall include a covenant not to compete on terms substantially similar to the terms set forth in Section 5.6 hereof.

     7.6 Officer's Certificate. The Chief Executive Officer of the Company shall
         ---------------------
have delivered to Purchaser a certificate, dated the Closing Date, certifying the fulfillment of the conditions specified in Sections 7.1, 7.2, 7.3, 7.4 and 7.10.

     7.7 Secretary's Certificate. The Secretary of the Company shall have
         -----------------------
delivered to Purchaser a certificate, dated the Closing Date, certifying as to the Company Certificate of Incorporation, the Company Bylaws and resolutions adopted by the board of directors and the stockholder of the Company with respect to the transaction contemplated hereby, all of which shall be attached to such certificate.

     7.8 Opinion of the Company's Counsel. Purchaser shall have received an
         ---------------------------------
opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit D.

     7.9 Documents. All documents to be delivered pursuant to Section 2.2 of
         ---------
this Agreement and all other documents to be delivered by the Company to Purchaser at the Closing shall have been so delivered and shall be reasonably satisfactory in form and substance to Purchaser.

     7.10 Consents and Approvals. All licenses, permits, consents, approvals and
          -----------------------
authorizations of all third parties (except Henkel) and Governmental Entities shall have been obtained that are necessary in connection with the execution and delivery by the Company of this Agreement, or the consummation by the Company of the transaction contemplated hereby, and copies of all such licenses, permits, consents, approvals and authorizations shall have been delivered to Purchaser.

     7.11 Real Estate Purchase Agreement. The transaction contemplated by the
          -------------------------------
Real Estate Purchase Agreement shall have been consummated.

     7.12 Environmental Due Diligence. Purchaser shall have been satisfied, in
          ----------------------------
its sole discretion, with its due diligence investigation and review of the Company's environmental matters, and its due diligence investigations performed pursuant to Sections 4.2 and 10.1 of the Real Estate Purchase Agreement, and shall have waived in writing the conditions to Closing contained in this Section 7.12.

     7.13 Employees.
          ---------

         (a) Purchaser shall have entered into employment agreements with those employees or consultants of the Company identified in Section 7.13 of the Disclosure Schedule (the "Key Employees").

         (b) A number of other employees reasonably sufficient for Purchaser to operate the Business, to whom Purchaser has offered employment pursuant to
Section 5.9(d), shall have accepted employment with Purchaser as of the Closing.

     7.14 Key Customers. Purchaser shall have been satisfied, based upon its
          -------------
good faith determination, as a result of the meetings between Purchaser and each of the Key Customers (other than Rolmex) that it has no reason to believe that any of the Key Customers will not continue to do business with Purchaser on terms and conditions no less favorable to Purchaser than the terms and conditions between such Key Customer and the Company immediately prior to the Closing Date; provided that this Section 7.14 shall be deemed to be waived by Purchaser as to any particular Key Customer unless and until Purchaser meets with the representative of such Key Customer set forth opposite such Key Customer's name on Section 7.14 of the Disclosure Schedule, or attempts in good faith to meet with such representative and is not successful.

     7.15 No Material Adverse Change. From the date of this Agreement through
          --------------------------
the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company that would have a Material Adverse Effect.

                                  ARTICLE VIII

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY
                    ----------------------------------------

     The obligations of the Company under this Agreement are subject to the satisfaction or waiver (such waiver being the exclusive right of the Company), at or before the Closing, of each of the following conditions:

     8.1 Representations and Warranties. Each of the representations and
         ------------------------------
warranties of Purchaser contained herein that is qualified as to materiality shall be true and correct as of the date when made and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects as of the date when made and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties that address matters only as of a specified date, in which case they shall be true and correct or, true and correct in all material respects, as applicable, as of such date).

     8.2 Performance. Purchaser shall have performed and complied with all
         -----------
agreements, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing that are qualified as to materiality and shall have performed and complied in all material respects with all other agreements, obligations and conditions required by this Agreement to be performed or complied with Purchaser at or prior to Closing that are not so qualified as to materiality.

     8.3 No Proceeding or Litigation. There shall not be threatened, instituted
         ---------------------------
or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of the transaction contemplated hereby.

     8.4 No Injunction. No statute, rule, regulation, executive order, decree or
         -------------
injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transaction contemplated hereby.

     8.5 Officer's Certificate. Purchaser shall have delivered to the Company a
         ---------------------
certificate, dated the Closing Date, executed by the Chief Executive Officer of Purchaser, certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.3, 8.4 and 8.8.

     8.6 Secretary's Certificate. The Secretary of Purchaser shall have
         -----------------------
delivered to the Company a certificate, dated the Closing Date, certifying as to Purchaser's Articles of Incorporation and Purchaser's Bylaws, each of which shall be attached to such certificate.

     8.7 Documents. All documents to be delivered pursuant to Section 2.3 of
         ---------
this Agreement and all other documents to be delivered by Purchaser to the Company at the Closing shall have been so delivered and shall be satisfactory in form and substance to the Company.

     8.8 Consents and Approvals. All licenses, permits, consents, approvals and
         ----------------------
authorizations of all third parties (other than consents with respect to leases of real estate) and Governmental Entities shall have been obtained that are necessary in connection with the execution and delivery by Purchaser of this Agreement, or the consummation by Purchaser of the transaction contemplated hereby and copies of all such licenses, permits, consents, approvals and authorizations shall have been delivered to the Company.

     8.9 Real Estate Purchase Agreement. The transaction contemplated by the
         ------------------------------
Real Estate Purchase Agreement shall have been consummated.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT
                            ------------------------

     9.1 Mutual Agreement. This Agreement may be terminated by the mutual
         ----------------
written agreement of the parties at any time prior to the Closing Date.

     9.2 Termination of Real Estate Purchase Agreement. This Agreement shall
         ---------------------------------------------
automatically be terminated, without further action by either party hereto, immediately upon the termination of the Real Estate Purchase Agreement.

     9.3 Failure of Conditions. In the event the Closing shall not have occurred
         ---------------------
on or prior to February 28, 2002 this Agreement may be terminated by either party hereto, provided that as a condition to such termination, the terminating party must not be in breach of any of its obligations hereunder at the time of such termination.

     9.4 Effect of Termination.
         ---------------------

         (a) In the event that this Agreement is terminated pursuant to Section
9.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of their respective Affiliates, officers, directors or stockholders hereunder, other than as provided herein.

         (b) In the event that this Agreement is terminated by either party pursuant to Section 9.2 or by Purchaser pursuant to Section 9.3(a) or by the Company pursuant to Section 9.3(b), or by either party pursuant to Section 9.3(c), as the case may be, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of their respective Affiliates, officers, directors or stockholders hereunder, provided however, that nothing contained in this Section 9.4 shall relieve any party from liability for any breach of its representations or warranties or breach of its covenants or agreements set forth in this Agreement.

         (c) In the event that this Agreement is terminated for any reason, the Real Estate Purchase Agreement shall automatically be terminated and there shall be no liability or obligation on the part of any party hereto or thereto or any of their respective Affiliates, officers, directors or stockholders thereunder, other than as set forth in this Article IX.

     9.5 Procedure Upon Termination. In the event that this Agreement is
         --------------------------
terminated for any reason, the Company on the one hand and Purchaser on the other hand shall return all documents, work papers and other material relating to the transaction contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing such items.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 Expenses. Except as otherwise provided herein, each party hereto shall
          --------
pay all fees and expenses incurred by it in connection with this Agreement.

     10.2 Further Assurances. Following the Closing, at the request of any
          ------------------
party, the other party or parties shall deliver any further instruments of transfer and take all reasonable actions as may be necessary or appropriate to effectuate any of the other transactions contemplated by this Agreement. Purchaser shall permit a representative of the Company to have reasonable access, at the Company's expense, to the Books and Records subsequent to the Closing Date for the purpose of completing the Company's final tax returns, financial statements and other reports.

     10.3 Parties in Interest. This Agreement shall be binding upon, inure to
          -------------------
the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. The rights and obligations of Purchaser and the Company hereunder may not be assigned, in whole or in part, without the prior written consent of the others and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement in whole or in part to any Affiliate of Purchaser, provided that Purchaser remains liable for any acts or omissions of such assignee.

     10.4 Entire Agreement, Amendments and Waiver.
          ---------------------------------------

         (a) This Agreement, the exhibits, the schedules and other writings referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding, both written and oral, of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

         (b) This Agreement may be amended only by a written instrument duly executed by each of the parties hereto. Any condition to a party's obligations hereunder may be waived in writing by such party to the extent permitted by law.

     10.5 Interpretation. When a reference is made in this Agreement to
          --------------
Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive.

     10.6 Notices. All notices, claims, certificates, requests, demands and
          -------
other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile transmission or mailed (registered or certified mail, postage prepaid, return receipt requested or recognized overnight carrier) as follows:

If to Purchaser to:            ULC Acquisition Corp.
                               c/o Quaker Chemical Corporation
                               Elm and Lee Streets
                               Conshohocken, PA  19428-0809
                               Attention:  General Counsel
                               Facsimile No.: 610-832-4494

with a copy (which shall
not constitute notice) to:     Drinker Biddle & Reath LLP
                               18th & Cherry Streets
                               One Logan Square
                               Philadelphia, PA  19103-6996
                               Attention:  F. Douglas Raymond III
                                           ----------------------
                               Facsimile No.: 215-988-2757

If to the Company or ULR:      The Neatsfoot Oil Refineries Corporation
                               East Ontario and Bath Streets
                               Philadelphia, PA 19134
                               Attention:  Alan Berg
                                           ---------
                               Facsimile No.: 215-425-3370

with a copy (which shall
not constitute notice) to:     Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                               260 South Broad Street
                               Philadelphia, PA 19102
                               Attention: Michael C. Forman, Esquire
                                          --------------------------
                               Facsimile No.: 215-568-6603

or to such other address as the Person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

     10.7 Submission of Agreement. Submission of this Agreement for examination
          ------------------------
and negotiation does not constitute an offer. This Agreement shall become effective only upon the execution and delivery hereof by each of the parties to this Agreement, and upon the execution and delivery of the Real Estate Purchase Agreement by all parties thereto.

     10.8 Governing Law. This Agreement shall be governed by, and construed and
          -------------
enforced in accordance with, the laws of the State of Delaware without regard to its or any other jurisdiction's conflicts of law rules.

     10.9 Submission to Jurisdiction; Waivers. Each of Purchaser and the Company
          ------------------------------------
irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery Court of the State of Delaware or any federal District Court in the State of Delaware, and irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of such courts, and agrees that service of process in any such action or proceeding shall be effective if mailed to such party at the address specified in Section 10.6. Each of Purchaser and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of such courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     10.10 Third Parties. Nothing herein expressed or implied is intended or
           --------------
shall be construed to confer upon or give to any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     10.11 Severability. If it is determined that any term or provision of this
           -------------
Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby is consummated as originally contemplated to the greatest extent possible.

     10.12 Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

                                   ARTICLE XI

                                  DEFINED TERMS
                                  -------------

     11.1 Location of Certain Defined Terms. The following terms used in this
          ----------------------------------
Agreement are defined in the Section indicated:

                  Term                                              Section
                  ----                                              -------
                  Accounts Receivable                               1.1
                  Agreement                                         forepart
                  Ancillary Agreements                              1.1
                  Ashland Agreement                                 1.1
                  Assets                                            1.1
                  Assignments                                       1.1
                  Assumed Liabilities                               1.2
                  Assumption Agreement                              1.2
                  Authority                                         3.10
                  Balance Sheet                                     1.2
                  Balance Sheet Date                                1.2
                  Bill of Sale                                      1.1
                  Books and Records                                 2.2
                  Business                                          forepart
                  Bylaws                                            3.1
                  Certificate of Incorporation                      3.1
                  Certified Statement                               1.3
                  Claims                                            6.2
                  Closing                                           2.1
                  Closing Date                                      2.1
                  Closing Payment                                   1.3
                  Closing Statement                                 1.3
                  Code                                              3.10
                  Common Stock                                      3.6
                  Company                                           forepart
                  Company Indemnified Parties                       6.2
                  Company Parties                                   6.4
                  Damages                                           6.2
                  Disclosure Schedule                               Article III
                  Environmental Consultant                          6.4
                  Environmental Laws                                3.17
                  Excluded Assets                                   1.1
                  Excluded Liabilities                              1.2
                  Facilities                                        3.8
                  Financial Statements                              3.4
                  GAAP                                              1.3
                  Governmental Entity                               3.9
                  Guarantee                                         2.2
                  Indemnification Rights                            5.12
                  Indemnified Party                                 6.3
                  Indemnifying Party                                6.3
                  Indemnity Cap                                     6.2
                  Indemnity Threshold                               6.2
                  Independent Accounting Firm                       1.3
                  Intellectual Property                             1.1

                  Inventory                                         1.1
                  Investment Banker                                 5.10
                  Key Employees                                     7.12
                  Legal Actions                                     3.7
                  Licenses                                          3.9
                  Mr. Berg                                          2.2
                  Other Instruments                                 1.1
                  Permits                                           3.9
                  Personal Property                                 1.1
                  Prepaids                                          1.1
                  Purchase Price                                    1.1
                  Purchaser                                         forepart
                  Purchaser Indemnified Parties                     6.2
                  Real Estate Purchase Agreement                    1.1
                  Real Property                                     1.1
                  Rolmex                                            1.3
                  Rolmex Payment Date                               1.3
                  Rolmex Receivables                                1.1
                  Rolmex Term                                       1.3
                  Taxes                                             3.10
                  ULC Rolmex Receivables                            1.1
                  ULC Percentage                                    1.3
                  ULR                                               1.1
                  Unocal Agreement                                  4.6

     11.2 Other Defined Terms. As used in this Agreement, the following terms
          -------------------
have the meanings indicated:

         "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

         "Benefit Plans" means, with respect to the Company and any ERISA Affiliate, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, vacation, disability, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) which is maintained by or on behalf of, or contributed to by, the Company or an ERISA Affiliate (excluding any plans or programs required to be maintained or contributed to under the local law of the jurisdiction in which such person is employed).

         "Business Day" means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Philadelphia, Pennsylvania are permitted or required to be closed.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (29 USC 1161 et. seq.).

         "Effective Time" means 12:01 a.m. (EST) on the Closing Date.

         "Encumbrances" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity under "common control" with the Company within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         "Excluded Liabilities" means:

         (a) all liabilities relating to or arising out of the Excluded Assets;

         (b) any liability or obligation of the Company existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of the Company's representations, warranties, covenants or agreements contained in this Agreement;

         (c) any product liability claim not specifically assumed by Purchaser pursuant to Section 1.2 of any nature in respect of products of the Business manufactured prior to the Effective Time;

         (d) all of the Company's liabilities for Taxes that have been or may be incurred as a result of the Company's operation of the Business or ownership of the Assets before the Effective Time, including without limitation (1) any such Taxes imposed on the Company in connection with the transfer pursuant to this Agreement and (2) any liability for deferred Taxes of any nature;

         (e) subject to the provisions set forth in Article VI hereof, any liability or obligation relating to or arising out of any non-compliance with or violations of any Laws, including without limitation, any Environmental Laws, by the Company or ULR;

         (f) any liability or obligation arising under any contract or agreement that (1) is not transferred to Purchaser as part of the Assets, or (2) is not transferred to Purchaser because of the Company's failure or inability to obtain any third party consent required for the transfer or assignment of such contract to Purchaser, or (3) regardless of whether the contract or agreement was transferred to Purchaser, relates to any breach or default (or an event which might, with the passing of time or the giving of notice or both, constitute a default) under such contract or agreement, or to any services to be provided by the Company under any such contract or agreement, arising out of or relating to periods prior to the Effective Time;

         (g) any liabilities or obligations of the Company to indemnify its officers, directors, employees or agents;

         (h) except to the extent specifically set forth in Section 5.9, any liabilities relating to accrued payroll, accrued vacation, accrued pension benefits and health care or other Benefit Plans for employees or former employees of the Company;

         (i) any liability or obligation under any employment, severance, retention or termination agreement with any employee of the Company or any of its affiliates;

         (j) any obligation or liability arising out of or related to any employee grievances commenced or relating to periods prior to the Effective Time whether or not the affected employees become employees of Purchaser;

         (k) any obligation or liability of the Company, which would otherwise be an Assumed Liability, to the extent that the Company is indemnified by an insurer or other third party under the policies in force immediately preceding the Effective Time;

         (l) any obligation or liability of the Company arising out of existing litigation whether or not set forth in the Disclosure Schedule, or any other litigation arising out of, or relating to, an occurrence or event happening before the Effective Time;

         (m) any obligation or liability of the Company based upon acts or omissions of the Company occurring after the Effective Time;

         (n) those liabilities, if any, listed on Section 11.2 of the Disclosure Schedule; and

         (o) any other liability of the Company including any liability directly or indirectly arising out of or relating to the operation of the Business or ownership of the Assets prior to the Effective Time whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future or otherwise, except for the Assumed Liabilities.

         "Hazardous Substances" or "Hazardous Substance" means any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C.
(S)(S)1317, 1321, Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R.
(S)172.101; (D) defined, designated or listed as a "Hazardous Waste" under
Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

         "Key Customers" means Rolmex, AK Steel Corp. and Nucor.

         "Knowledge" means, as to an individual, if such individual is actually aware of a fact or matter, or if a prudent individual would be expected to discover or otherwise become aware of such fact or matter in the course of operating the Company in the Ordinary Course of Business. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

     An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not, and is not required by applicable principles of corporate or limited partnership law or any agreement to which such Person is a party to be, authorized by the board of directors or shareholders, or general or limited partners, of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Laws" shall mean any laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs or injunctions of any federal, state, local or foreign governmental authorities.

     "Material Adverse Effect" means any circumstance(s) or event(s), the result of which would have, or reasonably could be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, or condition (financial or otherwise) of the Company other than such effect arising out of or resulting from a transaction contemplated by this Agreement or general economic, financial, competitive or market conditions, or changes in or generally affecting the ferrous and non-ferrous metals industry.

     "Person" means an individual, corporation, limited liability corporation, limited liability partnership, partnership association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended).

     "Working Capital" shall mean (i) the Accounts Receivable, Inventory, Prepaids and other current assets included in the Assets as of the Closing Date, less (ii) the Assumed Liabilities, as all such items would be reflected in a balance sheet of the Company, prepared in accordance with GAAP as of the Effective Time. For the avoidance of doubt, Working Capital shall not include any ULC Rolmex Receivables.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Purchaser and the Company on the date first written above.

                                   PURCHASER:

                                   ULC ACQUISITION CORP.


                                   By:/s/ Michael F. Barry
                                      --------------------
                                      Name: Michael F. Barry

                                   Title: President


                                   COMPANY:

                                   UNITED LUBRICANTS CORPORATION


                                   By:/s/ Alan Berg
                                      --------------------
                                      Alan Berg, Chairman

                                  AMENDMENT TO

                            ASSET PURCHASE AGREEMENT

                                       AND

                         REAL ESTATE PURCHASE AGREEMENT

     THIS AMENDMENT (the "Amendment"), made this 28th day of February, 2002, by and among ULC Acquisition Corp. ("Buyer"), United Lubricants Corporation ("ULC") and United Lubricants Realty, L.P. ("ULR"), amends, and is made a part of, the Asset Purchase Agreement (the "APA") by and between the Buyer and ULC, dated as of January 23, 2001, and the Real Estate Purchase Agreement ("REPA") by and between the Buyer and ULR, dated as of January 23, 2001. Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the APA.

     WHEREAS, the parties desire to extend the date of closing under the APA and REPA;

     WHEREAS, the parties further desire to reallocate the purchase prices set forth in the APA and REPA;

     WHEREAS, the parties further desire to include certain employee insurance policies in the Assets being acquired and the Assumed Liabilities being assumed in the APA;

     WHEREAS, the parties further desire to correct a typographical error in
Section 6.2(a) of the REPA;

     NOW, THEREFORE, the parties to the APA and REPA, intending to be legally bound, hereby amend the terms of the APA and REPA as follows:

     1. Section 9.3 of the APA is hereby amended to delete the words "February 28, 2002" and replace them with the words "March 1, 2002."

     2. Section 1.1(a) of the APA is hereby amended to delete the words "Twelve Million Nine Hundred Fifty Thousand Dollars ($12,950,000)" and replace them with the words "Twelve Million Five Hundred Six and 73/100 Dollars ($12, 506,520.73)." Section 2.1 of the REPA is hereby amended to delete the words "One Million Dollars ($1,000,000)" and replace them with the words "One Million Four Hundred Seventy Thousand Dollars ($1,470,000)."

     3. (a) Section 1.1(b)(xi) of the APA is hereby deleted in its entirety and replaced with the following:

          "All rights under insurance policies applicable to the Business, and the Health Insurance Policies; and"

          (b) Section 1.1(c) of the APA is hereby amended to add the words "(other than the Health Insurance Policies, which provide benefits under such plans)" after the word "Plan" in such section.

          (c) The following definition shall be added to Section 11.2 of the
          APA:

          "Health Insurance Policies" means the following insurance contracts:
          (i) Medical Insurance Contract between the Company and Principal Financial Group (Policy Number P28914-1) (Broker - Pinnacle Advisory Group), (ii) Dental Insurance Contract between the Company and American Medical Security (Policy Number 3600-16028) (Broker - Prestige Professional Plans), and (iii) Life/Long Term Disability Insurance Contract between the Company and GE Life Assurance Inc. (policy Number 057-4660-005) (Broker - Pinnacle Advisory Group)."

          4. The first sentence of Section 6.2(a) of the REPA is hereby amended to delete the words "Commonwealth of Pennsylvania" and replace them with the words "State of Delaware."

          5. Except as expressly set forth herein, the APA and REPA remain in full force and effect, and the terms and conditions of the APA and REPA are ratified.

         This Amendment contains the entire understanding, both written and oral, of the parties, with respect to the subject matter hereof and may be amended only by a written instrument duly executed by the parties hereto.

         This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its or any other jurisdiction's conflicts of law rules.

         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument. This Amendment may be executed by, and the transactions contemplated hereby may be closed by, the delivery of facsimile copies of the signatures of the parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound hereby, has duly executed this Amendment as of the date first above written.

                          SELLERS:

                          United Lubricants Corporation


                          By:   /s/ Alan Berg
                               ----------------------------------------
                               Alan Berg, Chairman

                          United Lubricants Realty, L.P.

                          By: United Lubricants Realty, LLC, an Ohio
                              limited liability company, its sole
                              general partner


                              By:  /s/ Alan Berg
                                  -------------------------------------
                                  Alan Berg, its sole member

                          BUYER:

                          ULC Acquisiton Corp.


                              By:  /s/ Michael F. Barry
                                  -------------------------------------
                                  Michael F. Barry, President